SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Interstate Hotels & Resorts, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc., which will be held at our corporate offices, located at 4501 N. Fairfax Drive, Suite 500, Arlington, Virginia 22203, on Wednesday, June 17, 2009, at 10:00 a.m., Eastern Time. All holders of our outstanding common stock, par value $.01 per share, as of the close of business on April 20, 2009, are entitled to vote at the Annual Meeting.

We have provided you with copies of our Proxy Statement and Annual Report to Stockholders. We believe that you will find these materials informative.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please place your vote by mail, telephone or Internet as described in this document, as promptly as possible in order to make certain that your shares will be represented at our Annual Meeting.

Thomas F. Hewitt
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2009

To the Stockholders of INTERSTATE HOTELS & RESORTS, INC.:

Notice is hereby given that the 2009 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc. will be held at our corporate offices, located at 4501 N. Fairfax Drive, Suite 500, Arlington, Virginia 22203, on Wednesday, June 17, 2009, at 10:00 a.m., Eastern Time. The Annual Meeting will be held for the following purposes:

1.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

2.	To elect and/or re-elect three members of our board of directors to serve terms of three (3) years expiring on the date of the Annual Meeting in 2012, or until his respective successor is duly elected and qualified; and

3.	To transact such other business as may properly be presented at the Annual Meeting.

The board of directors has fixed the close of business on April 20, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of these stockholders will be available at our corporate offices.

Pursuant to the rules of the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or before April 30, 2009, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on April 20, 2009. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the board of directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person. These proxy materials will be available free of charge.

Stockholders are cordially invited to attend the Annual Meeting. If you wish to vote shares held in your name at the Annual Meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership at the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement. Attendance at our Annual Meeting will be limited to persons presenting a Notice of Internet Availability of Proxy Materials or proxy card (if you requested one) and picture identification.

All stockholders are cordially invited to attend the Annual Meeting in person. For the convenience of our stockholders, proxies may be given either by mail, telephone, or electronically through the Internet. Instructions for each of these options are given below. The presence, in person or by proxy, of one-third of the shares entitled to vote shall constitute a quorum at the Annual Meeting. Broker non-votes and abstentions are counted for purposes of determining a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by us, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and nominees will have discretionary voting power with respect to Proposals 1 and 2.

In order to approve Proposal 1 our bylaws require the affirmative vote of the majority of votes cast affirmatively or negatively by holders of shares present in person or represented by proxy at the Annual Meeting. For this reason, an abstention will have no effect on Proposal 1.

Nominees for director under Proposal 2 will be elected by a plurality of votes cast at the Annual Meeting. An abstention will have no effect on Proposal 2.

By Order of the Board of Directors

Christopher L. Bennett
Executive Vice President,
General Counsel and Secretary

April 30, 2009

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
INTERSTATE HOTELS & RESORTS, INC.
TO BE HELD ON
JUNE 17, 2009

INTRODUCTION

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND VOTING

The board of directors of Interstate Hotels & Resorts, Inc., a Delaware corporation (“we”, “us”, “our”, “Interstate”, or the “Company”), is soliciting proxies from holders of our common stock, par value $.01 per share (OTC: IHRI), to be voted at the 2009 Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

In accordance with rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include our proxy statement and annual report, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be available to stockholders on or before April 30, 2009.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at our corporate offices, located at 4501 N. Fairfax Drive, Suite 500, Arlington, Virginia 22203, on Wednesday, June 17, 2009, at 10:00 a.m., Eastern Time.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the stockholders of the Company will consider and vote upon:

1.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year;

2. The election/re-election of three members of our board of directors; and

3. Such other business as may properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on April 20, 2009, are entitled to vote at the Annual Meeting. At the close of business on April 20, 2009, we had 33,483,904 shares of common stock outstanding. Each outstanding share of common stock receives one vote with respect to matters to be voted on at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

The representation in person or by proxy of one-third of the shares entitled to vote shall constitute a quorum at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you:

•	Are physically present to vote at the Annual Meeting, or

•	Have completed and submitted a proxy card, or authorized a proxy over the telephone or Internet, prior to the Annual Meeting.

Broker non-votes and abstentions are counted for purposes of determining a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by us, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and nominees will have discretionary voting power with respect to Proposals 1 and 2.

How many votes are required to approve each proposal, and how are those votes counted?

In order to approve the proposal to ratify the appointment of KPMG LLP, our bylaws require the affirmative vote of the majority of votes cast affirmatively or negatively by holders of shares present in person or represented by proxy at the Annual Meeting. For this reason, an abstention will have no effect on the proposal.

Nominees for director will be elected by a plurality of votes cast at the Annual Meeting. An abstention will have no effect on the election of directors.

If a proxy in the accompanying form is duly executed and returned, or you have properly authorized a proxy over the telephone or Internet, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, the proxy will be voted in accordance with such specification.

How do I vote?

At the Meeting — Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting. If you do not vote in person, you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

By Telephone or the Internet — Stockholders can simplify their voting by voting their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Standard Time, on June 16, 2009.

By Mail — Stockholders who request a paper proxy card by telephone or Internet may elect to vote by mail and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

If my shares are held in “street name” by my broker, will my broker vote for me?

Your broker will send you directions on how you can instruct your broker to vote. Brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. The election of directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm are routine matters.

If you do not provide instructions to your broker on how to vote your shares on the routine matters, they may either vote your shares on the routine matters in their discretion or leave your shares un-voted.

How can I revoke a submitted proxy?

Any stockholder giving a proxy for the Annual Meeting has the power to revoke it any time prior to or at the Annual Meeting by (i) granting a subsequently dated proxy, (ii) attending the Annual Meeting and voting in person, or (iii) otherwise giving notice in person or in writing to the Secretary of Interstate Hotels & Resorts, Inc. at 4501 N. Fairfax Drive, Arlington, Virginia 22203.

How does the board recommend that I vote?

The board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the board recommends a vote:

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and

•	FOR the election of all the nominated directors.

How much did this proxy solicitation cost, and who paid that cost?

The cost of soliciting proxies will be borne by us. We hired Broadridge Financial Solutions, Inc. (formerly a subsidiary of ADP) to assist in the distribution of proxy materials to our stockholders for approximately $31,000 which includes reimbursement of certain out-of-pocket expenses. In addition to soliciting proxies by mail, our directors, executive officers and employees, without receiving additional compensation, may solicit proxies by telephone, by fax, by e-mail or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock, and we will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

If you receive more than one Notice of Internet Availability of Proxy Materials, you hold shares registered in more than one name or shares that are registered in different accounts. To ensure that all of your shares are voted, you will need to vote separately by telephone or the Internet using the specific control number contained in each Notice of Internet Availability of Proxy Materials that you receive.

What if I submit a proxy but do not make specific choices?

If a proxy is voted by telephone or Internet, or is signed and returned by mail without choices specified, in the absence of contrary instructions, subject to Rule 14a-4(d)(1) under the Securities Exchange Act of 1934, as amended, the shares of common stock represented by such proxy will be voted “FOR” Proposals 1 and 2, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the Annual Meeting.

Annual Meeting Materials

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the annual report of the Company for the fiscal year ended December 31, 2008 have been made available to all stockholders entitled to Notice of Internet Availability of Proxy Materials and entitled to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second fiscal quarter ending June 30, 2009, which will be filed with the SEC.

PROPOSAL NO. 1
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will vote on the ratification of the appointment of KPMG LLP, a firm of registered public accountants, as our independent registered public accounting firm to audit and report to our stockholders on the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2009.

Appointment of and Fee Disclosure of Independent Registered Public Accounting Firm

The audit committee has appointed KPMG LLP to serve as our independent registered public accounting firm for 2009. KPMG LLP has been our independent registered public accounting firm since 1998. A representative of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. KPMG LLP will be available to answer appropriate questions.

The following fees were paid to KPMG LLP for the years ended December 31, 2008 and 2007:

	2008	2007

Audit fees(1)	$550,000	$737,426
Audit-related fees(2)	242,700	57,000
All other fees(3)	—	8,500

Total fees:	$792,700	$802,926

Notes:

(1)	Principally, these audit fees represent fees for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act of 2002, the auditor’s review of our quarterly financial statements, and services provided in connection with our regulatory filings.

(2)	Fees for statutory audits of our employee benefit plans in both years. In addition, in 2008 we incurred audit fees of $27,500 for a stand alone hotel audit and $125,000 for audits related to hotel acquisitions.

(3)	For 2007, all other fees include services provided in connection with the filing of our registration statement on Form S-8.

Auditor Independence and Pre-Approval

The audit committee evaluates and considers whether any financial information systems, design and implementation services and other non-audit services provided by KPMG LLP to us are compatible with maintaining KPMG LLP’s independence pursuant to New York Stock Exchange and SEC rules and regulations.

It has been the audit committee’s policy to approve in advance the plan of audit services to be provided and an estimate of the cost for such audit services. The audit committee has also adopted a policy of approving in advance for each calendar year a plan of the expected services and a related budget, submitted by management, for audit-related services, tax services and other services that we expect the auditors to render during the year. Throughout the year, the audit committee is provided with updates on the services provided and the expected fees associated with each service. Any expenditure in excess of the approval limits for approved services, and any engagement of the auditors to render services in addition to those previously approved, requires advance approval by the audit committee. The audit committee approved the audit plan, all of the fees disclosed above and the non-audit services that we expect KPMG LLP to provide in 2009.

Required Vote

In order to ratify the appointment of KPMG LLP as our registered public accounting firm, our bylaws require the affirmative vote of the majority of votes cast by holders of shares physically present or represented by proxy at the Annual Meeting. An abstention will have no effect on this proposal.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 2
ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors, divided into three classes. The terms for directors in Class II expire this year, the terms for directors in Class III expire in 2010 and the terms for directors in Class I expire in 2011. Directors in all classes are typically elected for three-year terms.

At the Annual Meeting, three directors will be considered for election/re-election. Messrs. Ronald W. Allen and H. Eric Bolton, both of whom are Class II directors, are being considered for re-election for three-year terms expiring on the date of the Annual Meeting in 2012 or until his respective successor has been duly elected and qualified. In February 2009, the board appointed Mr. Christopher S. Shackelton as a member of our board of directors and, as a result, Mr. Shackelton is up for election by our stockholders at this Annual Meeting. Mr. Shackelton was designated as a Class II director by our board of directors and is up for election as a Class II director at this Annual Meeting. If elected/re-elected, the terms for Messrs. Allen, Bolton and Shackelton will expire on the date of the Annual Meeting in 2012 or until their respective successor has been duly elected and qualified.

During 2008, our board of directors met seven times. While we have no formal policy on director attendance at board meetings or Annual Meetings of stockholders, each of our then-current directors attended at least 85% of the board meetings.

Properly executed proxies will be voted as marked and, if not marked, will be voted “FOR” the election of each nominee, except where authority has been withheld. Proxies cannot be voted for more people than the number of nominees named below. The board of directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable to stand for re-election, the individuals named as proxies in the accompanying proxy may vote for the election of a substitute nominee designated by our board of directors. Certain information concerning such nominees is set forth below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OR RE-ELECTION OF EACH OF THE NOMINEES IDENTIFIED BELOW.

Directors Nominated This Year for Terms Expiring in 2012

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

RONALD W. ALLEN	2006	67	II
Mr. Allen joined our board of directors in August 2006. Mr. Allen is an advisory director of Delta Air Lines, Inc., a major U.S. air transportation company, and has held this position since July 1997. Mr. Allen retired as Delta’s Chairman of the Board, President and Chief Executive Officer in July 1997, and had been its Chairman of the Board and Chief Executive Officer since 1987. He is a director of The Coca-Cola Company, Aaron Rents, Inc., Air Castle Limited and Guided Therapeutics, Inc.
H. ERIC BOLTON	2007	52	II
Mr. Bolton joined our board of directors in May 2007. Mr. Bolton is the Chairman of the Board of Directors, President and Chief Executive Officer of Mid-America Apartment Communities, Inc., a publicly traded real estate investment trust. Mr. Bolton joined Mid-America in 1994 and was named its President in December 1996. Mr. Bolton assumed the position of Chief Executive Officer of Mid-America in October 2001 and became its Chairman of the Board in September 2002. Prior to joining Mid-America, Mr. Bolton was associated with Trammell Crow Company, a large diversified real estate management company, as Executive Vice President and Chief Financial Officer of Trammell Crow Asset Management. Prior to Trammell, Mr. Bolton held senior financial officer and accounting positions with First Gibralter Savings and Loan.
CHRISTOPHER S. SHACKELTON	2009	29	II
Mr. Shackelton joined our board of directors on February 12, 2009, following his election by our board of directors. Mr. Shackelton is a managing partner and co-founder of Coliseum Capital Management, LLC. Coliseum is a private investment partnership and it is currently Interstate’s largest stockholder. Prior to founding Coliseum, Mr. Shackelton was an analyst at Watershed Asset Management from 2003 through 2005. Earlier in his career, Mr. Shackelton worked in the investment banking division of Morgan Stanley & Co. Mr. Shackelton is a member of the board of directors of Rural/Metro Corp. and serves as a trustee for the Walter Johnson Foundation.

Directors Whose Terms Do Not Expire at the 2009 Annual Meeting

The following directors’ terms do not expire in 2009 and therefore are not standing for re-election at this Annual Meeting:

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

JAMES F. DANNHAUSER	2006	56	I
Mr. Dannhauser joined our board of directors in May 2006. Mr. Dannhauser was the Chief Financial Officer of Six Flags (NYSE: PKS), an owner and operator of theme and water parks, from October 1995 to April 2006. He was also a member of the board of directors of Six Flags from December 1992 to December 2005. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm. Mr. Dannhauser is a member of the board of directors of Lepercq. Mr. Dannhauser was a director of MeriStar Hospitality Corporation, which owned 45 hotels managed by the Company, until May 2006 when it was acquired by an affiliate of the Blackstone Group. Mr. Dannhauser was a Senior Advisor with Providence Equity from October 2006 to January 2008.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

LESLIE R. DOGGETT	2001	52	III
Ms. Doggett joined our board of directors in October 2001. Since 2001, Ms. Doggett has been President and CEO of Doggett Rosemont Consulting, which specializes in business development services for hospitality and tourism-related interests. Ms. Doggett was the President and CEO of the Baltimore Area Convention and Visitor Association from 2003 to 2006. From April 1996 until 2001, Ms. Doggett was the Deputy Assistant Secretary of Tourism Industries at the United States Department of Commerce. From September 1993 to April 1996, Ms. Doggett was the Deputy Under Secretary of Commerce for the United States Travel and Tourism Administration. From 1990 to 1993, Ms. Doggett was the Director of Tourism for New York City’s Office of the Mayor. Before her tenure in public service, Ms. Doggett worked as a hotel sales executive for ten years.
THOMAS F. HEWITT	2002	65	I
Mr. Hewitt joined our board of directors in July 2002 and became our Chief Executive Officer in February 2005 and the Chairman of our board of directors on March 31, 2009. Mr. Hewitt was Chairman and Chief Executive Officer of Interstate Hotels Corporation from March 1999 until July 2002 when it merged with us. Mr. Hewitt previously was Chief Operating Officer of Carnival Resorts & Casinos, where he headed all hotel and resort operations.
JAMES B. MCCURRY	1998	60	III
Mr. McCurry joined our board of directors in 1998. Mr. McCurry is the President and Chief Executive Officer of Pediatric Services of America, Inc., a leading supplier of pediatric home care services. Prior to joining PSA in December 2008, Mr. McCurry was the Chairman, President and Chief Executive Officer of PRG-Schultz International, Inc. Before joining PRG, Mr. McCurry was President of the Printing Division of Kinko’s, a wholly-owned subsidiary of FedEx Corporation. From May 2001 until March 2003, Mr. McCurry was an independent management consultant. From May 2000 until May 2001, Mr. McCurry was Chief Executive Officer of an e-commerce subsidiary of Fleming Companies, Inc. From July 1997 until May 2000, Mr. McCurry was a partner with Bain & Company, an international management consulting firm specializing in corporate strategy.
JOHN J. RUSSELL, JR.	2002	62	III
Mr. Russell joined our board of directors in July 2002. Mr. Russell is Chief Executive Officer of NYLO Hotels, a loft accommodations hospitality company. Before he joined NYLO Hotels in 2005, Mr. Russell was Chief Executive Officer of Hospitality Artists, LLC, a hospitality consulting business, a partner of Yesawich, Pepperdine, Brown & Russell, an international marketing firm, and the Chairman of the Board of the American Hotel & Lodging Educational Foundation. Prior to serving in these positions, Mr. Russell was Vice Chairman of the Travel Division of Cendant Corporation and President and Chief Executive Officer of Resort Condominiums International LLC, Global Operations. Before that, Mr. Russell served as Chairman and Chief Executive Officer of Cendant’s Hotel Division. From 1995 to 1996, Mr. Russell was Executive Vice President of Franchise Sales for the Century 21 Real Estate Corporation, and from 1992 to 1995, he served as President of Days Inns of America. Mr. Russell also serves as a member of the board of directors of the University of Delaware’s Hotel and Restaurant Program. Mr. Russell also previously served as President of Hospitality, Sales and Marketing Association International.

THE COMPOSITION OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our board of directors has four committees: an audit committee, a compensation committee, an investment committee, and a corporate governance and nominating committee.

The Audit Committee

The audit committee consists of four independent directors and is responsible for:

•	The appointment, compensation and oversight of our independent registered public accounting firm;

•	Reviewing with the independent registered public accounting firm the plans and results of the audit engagement;

•	Approving professional services provided by the independent registered public accounting firm;

•	Reviewing the independence of the independent registered public accounting firm;

•	Considering the range of audit and non-audit fees;

•	Reviewing the adequacy of our internal accounting controls; and

•	Reviewing our quarterly and annual financial statements, including internal controls over financial reporting.

Our audit committee’s charter is attached as Annex A to this proxy statement and is available on our Web site at www.ihrco.com. The current members of the audit committee are Messrs. Bolton, McCurry, Russell and Shackelton. Mr. McCurry is the chair of this committee. During 2008, our audit committee met six times and all of the members of the Audit Committee attended all of the meetings.

The board of directors has determined that Mr. Bolton, a member of the audit committee, possesses all of the attributes of an “audit committee financial expert,” for the purposes of Item 407(d)(5) of Regulation S-K. In addition, and in accordance with New York Stock Exchange Rule 303A, the board of directors has determined that all of the current members of the audit committee are “financially literate” and Messrs. Bolton and McCurry have “accounting or related financial management expertise.” The committee has the authority to engage independent legal counsel or other experts or consultants, including accountants, as it deems appropriate to carry out its responsibilities.

The Compensation Committee

The compensation committee consists of three independent directors and is responsible for recommending to the board of directors the compensation of our executive officers and for administering our employee incentive plans. Our compensation committee’s charter is available on our Web site at www.ihrco.com. The current members of the compensation committee are Messrs. McCurry and Russell and Ms. Doggett. Mr. Russell is the chair of this committee. The compensation committee met six times in 2008. All of the then-current members of the compensation committee at least 80% of the meetings.

The Investment Committee

The investment committee currently consists of three independent directors. The investment committee is responsible for the review of investments proposed by our management and the approval of such investments up to $5 million. Investments in excess of $5 million are considered by the entire board of directors. The current members of the investment committee are Messrs. Allen, Bolton and Dannhauser. The investment committee met four times in 2008. All of the then-current investment committee members attended all of the meetings.

The Corporate Governance and Nominating Committee

The corporate governance and nominating committee consists of three independent directors and is responsible for:

•	nominating all other members of our board of directors;

•	recommending membership for board committees;

•	reviewing board performance; and

•	recommending corporate governance guidelines to our board of directors and management.

Our corporate governance and nominating committee’s charter is available on our Web site at www.ihrco.com. The current members of this committee are Ms. Doggett and Messrs. Allen and Dannhauser. Mr. Dannhauser is the chair of this committee. The corporate governance and nominating committee met four times in 2008. All of the then-current corporate governance and nominating committee members attended at least 75% of the meetings.

In determining whether to nominate an incumbent director for re-election, the corporate governance and nominating committee assesses each incumbent’s current abilities and performance over the prior year. In nominating a new director, the committee will determine, at that time, the appropriate means to perform a search for a qualified candidate, which may include engaging outside consultants or search firms. When evaluating prospective candidates for director, regardless of the source of the nomination, the corporate governance and nominating committee will consider such factors as it deems appropriate, including:

•	the candidate’s judgment;

•	the candidate’s skill;

•	diversity considerations;

•	the candidate’s experience with businesses and other organizations of comparable size;

•	the interplay of the candidate’s experience with the experience of other board members; and

•	the extent to which the candidate would be a desirable addition to the board and any committees of the board.

The corporate governance and nominating committee will also use its best efforts to seek to ensure that the composition of the board at all times adheres to the independence requirements applicable to companies listed for trading on the New York Stock Exchange. The corporate governance and nominating committee may consider candidates proposed by management, but it is not required to do so. Other than the foregoing, there are no stated minimum requirements for director nominees.

The corporate governance and nominating committee does not currently have a formal policy regarding stockholder nominations of directors. However, we would be pleased to receive suggestions from stockholders about persons we should consider as possible members of the board of directors. Any suggestion of candidates for director should be sent to our Secretary and will be considered by the corporate governance and nominating committee.

Executive Session Meetings

Executive sessions or meetings of outside (non-management) directors without management present are held regularly (at least four times a year) to review the reports of the independent registered public accounting firm, the criteria upon which the performance of the Chief Executive Officer and other senior managers is evaluated, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers and other matters. Mr. Russell is the lead director of the executive sessions. There were four executive sessions held during 2008.

Interested parties who wish to communicate directly with Mr. Russell or the other non-management directors should address their communications to the attention of Mr. John J. Russell, Jr. c/o Christopher L. Bennett, Secretary, Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203. Mr. Russell will notify the board or the chairs of the relevant board committees as to those matters that he believes are appropriate for further action or discussion.

CORPORATE GOVERNANCE

We have adopted Corporate Governance Guidelines, which are available on our Web site at www.ihrco.com, along with the charter of our corporate governance and nominating committee. The corporate governance and nominating committee is responsible for reviewing, revising, and ensuring compliance with the Guidelines and reporting any governance concerns to the board.

We have adopted a Code of Ethics for our principal executive officer and senior financial officers. Our senior financial officers include our principal financial officer, principal accounting officer, and those officers responsible for financial areas that impact our internal control over financial reporting. A copy of this Code of Ethics is available on our Web site at www.ihrco.com. We will disclose on our Web site when there have been amendments to or waivers of the Code of Ethics. No such waivers have been requested or granted.

We have also adopted a Code of Conduct and Ethics for our directors which is available at our Web site at www.ihrco.com. We will disclose on our Web site when there have been amendments to or waivers of the Code of Conduct and Ethics. No such waivers have been requested or granted.

We have a Business Code of Conduct which applies to all employees, officers and directors of the Company. The Business Code of Conduct can be found on our Web site at www.ihrco.com, and we will disclose on our Web site when there have been amendments to such code. Waivers of the Business Code of Conduct for Named Officers (as defined below) and directors, will also be posted on our Web site. No such waivers have been requested or granted.

Copies of each of our Corporate Governance Guidelines, our Codes of Conduct and each committee charter mentioned in this proxy statement can also be obtained free of charge by written request to Christopher L. Bennett, Secretary, Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203.

Our board of directors has determined that seven of our current directors are “independent” for purposes of New York Stock Exchange Rule 303A. A director that is referred to as being “independent” in this proxy statement has been determined by our board of directors to be independent for purposes of Rule 303A. As required by Rule 303A, a majority of the members of our board of directors are considered independent. As permitted by Rule 303A, we have adopted Categorical Standards of Director Independence, which is attached as Annex B to this proxy statement and is available on our Web site at www.ihrco.com. Our independent directors are Ms. Doggett and Messrs. Allen, Bolton, Dannhauser, McCurry, Russell, and Shackelton. Mr. Shackelton joined the board of directors in February 2009 and the board of directors determined he is an independent director. Mr. Shackelton is a managing partner and co-founder of Coliseum Capital Management, LLC, which is currently Interstate’s largest stockholder. Mr. Paul W. Whetsell was the Chairman of our board of directors until he resigned from our board on March 31, 2009, as disclosed in the Form 8-K we filed on March 24, 2009. Mr. Whetsell was considered an independent director during his tenure on the board of directors. As part of the determination on independence, the Board has concluded that none of our independent directors has a material relationship with us.

Mr. Hewitt is not considered an independent director because he is our Chief Executive Officer.

We have implemented a confidential hotline so that employees serving in our United States operations may report any concerns regarding corporate governance. The confidential hotline number is posted in our corporate offices and hotels, as well as on our internal web portal, and we have implemented procedures to follow up on all claims reported to the hotline.

We have an International Compliance Manual which applies to all of our employees, officers and directors that transact business on our behalf internationally. The Manual summarizes U.S. laws relating to our international business transactions and serves as a guide when our employees, officers and directors contemplate, effect or review our transactions or operations abroad.

No contributions were made by us to any tax exempt organization in which any independent director serves as an executive officer.

Stockholders who wish to communicate with the board of directors or a particular director may send a letter to Christopher L. Bennett, Secretary, Interstate Hotels & Resorts, Inc. 4501 N. Fairfax Drive, Arlington, Virginia 22203. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

THE EXECUTIVE OFFICERS

The names, positions, business experience, terms of office and ages of our executive officers, other than Mr. Hewitt, whose biography is listed under “Election of Directors,” are as follows:

Names, Positions and	Served as an
Offices, and Business Experience	Officer Since	Age

CHRISTOPHER L. BENNETT	1998	39
Mr. Bennett is our Executive Vice President, General Counsel and Secretary. Prior to becoming Executive Vice President in May 2006, Mr. Bennett had been Senior Vice President, General Counsel and Secretary of the Company since 2001. Mr. Bennett has overseen the legal department of Interstate and its predecessors since 1998 and the human resources department since 2004. Mr. Bennett also oversees the Company’s joint ventures in India and Mexico. Mr. Bennett was also Senior Vice President and General Counsel of MeriStar Hospitality Corporation and oversaw its legal department from 1998 until January 2003. Prior to 1998, Mr. Bennett was an associate with the law firms Donovan Leisure Newton & Irvine and Thacher Proffitt & Wood in New York.
SAMUEL E. KNIGHTON	2002	55
Mr. Knighton is our President of Hotel Operations. Mr. Knighton is responsible for overseeing the day-to-day operations of our hotels in the United States, Canada and Mexico. Mr. Knighton previously was Executive Vice President of the Company’s joint venture portfolio. Prior to that, Mr. Knighton was Executive Vice President of Operations for our Crossroads division, which encompassed approximately 110 hotels in the select-service, extended-stay, and mid-market segments. Prior to joining Interstate Hotels Corporation, a predecessor company, in 1990, Mr. Knighton was Vice President of Operations for Radisson Hotels. Mr. Knighton has also worked for Hyatt Hotels Corporation.
DENIS S. MCCARTHY	2004	40
Mr. McCarthy is our Chief Accounting Officer. Mr. McCarthy was Senior Vice President and Corporate Controller until his promotion to Chief Accounting Officer in April 2007. Mr. McCarthy joined our Company in November 2004 from Host Hotels Corporation, formerly Host Marriott, where he served in numerous positions culminating in director of financial reporting. Prior to joining Host, Mr. McCarthy, a CPA, was an auditor for the public accounting firm of PricewaterhouseCoopers, LLC, formally Coopers & Lybrand.
LESLIE NG	2005	50
Mr. Ng is our Chief Investment Officer. Mr. Ng is responsible for all acquisition activity and investments, as well as managing joint venture relationships and identifying new management opportunities. Prior to joining Interstate in September 2005, Mr. Ng was Senior Managing Director for the national hospitality group at Cushman & Wakefield. Previously, Mr. Ng was Senior Vice President of Mergers and Acquisitions for Wyndham International and its predecessor, Patriot American Hospitality. Mr. Ng joined Wyndham/Patriot through his previous position as Senior Vice President of Development for Carnival Hotels. Earlier in his career, Mr. Ng served as a vice president for Tobishima Associates Ltd., a multinational real estate investment and development subsidiary of a Tokyo Stock Exchange-listed company, where he was responsible for acquisitions and asset management.
BRUCE A. RIGGINS	2006	37
Mr. Riggins became our Chief Financial Officer in April 2006. From July 2005 to March 2006, Mr. Riggins was the Chief Financial Officer of Innkeepers USA Trust in Palm Beach, Florida. Prior to that, Mr. Riggins was employed as our Treasurer from September 2004 to July 2005, at MeriStar Hospitality Corporation as Vice President, Strategic Planning and Analysis from January 2003 to September 2004, as our Senior Director of Finance from January 2002 to December 2003 and as our Director of Finance from October 1998 to December 2001. Mr. Riggins began his career with Deloitte and Touche LLP.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with management, and based on the committee’s review and those discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement on Schedule 14A.

The Compensation Committee

John J. Russell, Jr. — Chair
Leslie R. Doggett
James B. McCurry

COMPENSATION DISCUSSION & ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of Interstate, and the other three most highly compensated executive officers of Interstate. These individuals are referred to as the “Named Officers” in this proxy statement.

Our current executive compensation programs are determined and approved by the compensation committee of our board of directors. None of the Named Officers are members of the compensation committee.

Executive Compensation Program Objectives and Overview

Interstate’s current executive compensation program is intended to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic and operating objectives of Interstate; and (3) align executives’ interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for Named Officers include a base salary, an annual bonus opportunity, a long-term equity incentive opportunity, retirement benefits, severance protection for certain actual or constructive terminations of the Named Officers’ employment, and other post-termination benefits payable upon retirement, death or disability.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Attempted to be Achieved

Base Salary	• Attract and retain qualified executives
Bonus Compensation	• Motivate performance to achieve specific company strategies and operating objectives
• Attract and retain qualified executives
Perquisites (primarily life insurance)	• Attract and retain qualified executives
Equity-Based Compensation (currently restricted stock)	• Align long-term interests of our Named Officers with those of our stockholders
• Motivate performance to achieve specific company strategies and operating objectives
• Attract and retain qualified executives
Retirement Benefits (401(k) and non-qualified deferred compensation plan)	• Attract and retain qualified executives
Severance and Other Benefits Upon Termination of Employment	• Attract and retain qualified executives

As illustrated by the table above, base salaries, perquisites, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary will increase from year to year depending on performance, among other things). We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salary, are generally paid out on a short-term or current basis. The other elements are generally earned and paid out on a longer-term basis as is the case with multi-year vesting of restricted stock and stock option grants, multi-year vesting of 401(k) and non-qualified deferred compensation plan employer matches and severance payments upon termination of employment. We believe that this mix of long-term and short-term compensation allows us to achieve our three primary executive compensation program objectives mentioned above.

Our annual bonus opportunity is primarily intended to motivate Named Officers to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain executives. Our equity-based compensation is primarily intended to align Named Officers’ long-term interests with the long-term interests of our stockholders, although we also believe this form of compensation helps motivate performance and attract and retain the best executives available. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each Named Officer’s annual bonus opportunity is paid out in cash on an annual basis and is designed to reward performance for that period. Equity-based compensation takes the form of restricted stock grants which vest over four years (except with respect to Mr. Hewitt where vesting is over three years pursuant to the terms of his employment agreement). The number of restricted shares, if any, are granted based on our performance and the Named Officers’ performance during the prior calendar year’s restricted stock plan.

Our compensation committee’s general philosophy is that bonus and equity compensation should fluctuate with our success in achieving financial and other goals, and that we should continue to use long-term compensation such as restricted stock and stock options to align Named Officers’ interests with our stockholders’ interests. The compensation committee believes in providing our Named Officers with the opportunity to earn significant compensation for results-based incentive compensation; therefore, the committee believes in setting base salaries near the median of peer companies.

Our compensation committee currently retains outside consulting firms to provide general compensation expertise, explore alternative incentive programs and analyze comparative compensation information for the compensation committee. In carrying out its responsibilities in 2007, the committee relied on reports prepared for us in early 2007 by FPL Associates, a nationally recognized executive and director compensation consulting firm. The committee sought the consulting firm’s advice regarding compensation levels within the industry and the advisability of adopting alternative or additional performance incentives. In addition, FPL provided valuable information to the compensation committee by benchmarking the committee’s planned executive compensation program against those of a peer group, determined by FPL after discussion with the committee, of comparable large hotel companies, which group consisted of Bluegreen Corporation, Boykin Lodging Corporation, Choice Hotels International, Inc., Eagle Hospitality Properties Trust, Inc., Gaylord Entertainment Company, Great Wolf Resorts Inc., Hersha Hospitality Trust, Hilton Hotels Corporation, Lodgian, Inc., Marriott International, Inc., MHI Hospitality Corporation, Morgans Hotel Group Company, Red Lion Hotels Corporation, Starwood Hotels & Resorts Worldwide, Inc., Supertel Hospitality, Inc., and Winston Hotels, Inc.. This benchmarking was performed for comparative purposes to evaluate the annual base salary, cash bonus, equity based compensation and other compensation for each of the Named Officers.

FPL also prepared a report and assisted our compensation committee in developing our 2007 Equity Award Plan, which was adopted by our stockholders at the 2007 Annual Stockholders Meeting. Committees of our board of directors also hired FPL during 2006 to evaluate compensation of our board of directors, as well as to perform a new director search which resulted in the appointment of Mr. Bolton to our board of directors in May 2007. Our compensation committee, upon consultation with the board of directors, has concluded that it will seek advice from an outside compensation consulting firm every two to three years in order to determine that the Company’s compensation programs remain appropriate and consistent with industry practices.

Equity and Cash-Based Compensation Plans

In 2008, our compensation committee evaluated our equity and cash-based compensation programs using, among other factors, the information provided to it by our consulting firm. The 2007 Equity Award Plan, which contemplates both equity and cash-based compensation, was designed to attract, retain and motivate employees, directors and consultants and to provide us with a stock plan providing incentives directly related to increases in our stockholder value. A detailed description of our 2007 Equity Award Plan can be found below under “2007 Equity Award Plan.” As sub-plans under our 2007 Equity Award Plan, the committee also established the 2008 Bonus Plan and the 2008 Restricted Stock Plan to carry out the objectives of the 2007 Equity Award Plan. A brief description of the 2008 Bonus Plan and the 2008 Restricted Stock Plan is provided below. In connection with the compensation committee’s review of these 2008 plans, the committee concluded that it was appropriate that these plans be structured in the same manner as the 2007 plans.

Because we generally determine the target value of our executive compensation program, in part, by using such benchmarked information, we do not generally factor in amounts realized from prior compensation paid to the Named Officers.

Current Executive Compensation Program Elements

Base Salaries

Like most companies, our policy is to pay Named Officers’ base salaries in cash. Messrs. Hewitt, Riggins, Bennett, Ng and Knighton have employment agreements under which they receive fixed base salaries. As of October 30, 2008, Mr. Hewitt entered into an amended employment agreement with the Company extending the date of expiration of his agreement to March 31, 2011. Mr. Hewitt’s base salary during 2008 was $500,000. In approving salary increases, the committee takes into account, among other things, the recent performance of the Company, peer group comparisons provided by the committee’s outside consulting firm, the executive’s individual performance and, for Named Officers other than the chief executive officer, the recommendation of Mr. Hewitt. The base salary that was paid to each Named Officer in 2008 is the amount reported for such officer in column (c) of the Summary Compensation Table on page 29. During 2008, Messrs. Hewitt, Bennett, Knighton and Riggins did not receive an increase in their annualized base salaries. Mr. Ng received an increase in his annualized base salary from $297,831 to $330,000 effective September 26, 2008, and a further increase to $350,000, effective January 1, 2009 (which was subsequently reduced, as stated in the following paragraph), following negotiations between the compensation committee and Mr. Ng seeking to amend and extend the terms of Mr. Ng’s employment agreement.

As a result of the dramatic slowdown of the economy and the effects it is having on the hospitality industry, effective January 16, 2009, the Named Officers agreed to a 10% reduction in their annualized base salary for 2009. As a result, Mr. Hewitt’s annualized base salary for 2009 has been reduced from $500,000 to $450,000; Mr. Riggins’ annualized base salary for 2009 has been reduced from $375,000 to $337,500; Mr. Bennett’s annualized base salary for 2009 has been reduced from $295,000 to $265,500; Mr. Knighton’s annualized base salary for 2009 has been reduced from $350,000 to $315,000; and Mr. Ng’s annualized base salary for 2009 has been reduced from $350,000 to $315,000.

Annual Bonuses

Our policy is to pay annual bonuses to the Named Officers in cash. The compensation committee, pursuant to our 2008 Bonus Plan, approved cash bonuses for 2008 for our five Named Officers as shown in column (f) of the Summary Compensation Table on page 29. In 2008, Mr. Hewitt was eligible to receive a bonus of up to 150% of his base salary, Mr. Riggins was eligible for a bonus of up to 125% of his base salary, Mr. Knighton was eligible for a bonus of up to 115% and Messrs. Bennett and Ng were eligible to receive a bonus of up to 100% of their base salary. The eligible bonus percentage is specified in each Named Officer’s employment agreement with the Company. As part of FPL Associates’ 2007 review of the Company’s compensation practices, FPL confirmed that these eligible bonus percentages were reasonable and within industry norms.

Awards under the 2008 Bonus Plan are based on the achievement of goals related to our financial performance and each Named Officer’s individual performance, which are set at the beginning of the year by management and approved by the board of directors with the objective of being aggressive but achievable.

For purposes of determining annual bonus for each Named Officer, we use Modified Adjusted EBITDA as one measure of our financial performance and it determines one-third of each Named Officer’s potential bonus. Modified Adjusted EBITDA is based on Adjusted EBITDA (as presented in our earnings releases). Adjusted EBITDA equals earnings before interest, tax, depreciation and amortization, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We exclude these charges because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. We believe Adjusted EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses Adjusted EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use Adjusted EBITDA for those purposes, and a number of restrictive covenants related to our indebtedness use measures similar to Adjusted EBITDA.

Finally, Modified Adjusted EBITDA is Adjusted EBITDA presented on a pre-bonus expense basis, excluding the amount of termination fees earned by us in relation to properties sold by Blackstone for which we did not retain a management contract with the new owner and EBITDA from our unconsolidated joint ventures (“Modified Adjusted EBITDA”). We exclude the Blackstone termination fees because they represent a significant, non-recurring source of revenue and we exclude EBITDA from our unconsolidated joint ventures because our Named Officers have little or no control over the cash distributions of such joint ventures.

Modified Adjusted Diluted EPS is another measure of financial performance we use to determine one-third of each Named Officer’s bonus. This criteria was part of the 2008 Bonus Plan because the Company was likely to make real estate investments during 2008 and the compensation committee sought to disincentivize executives from making investment decisions that increased EBITDA at the expense of EPS. Modified Adjusted Diluted EPS is based on Adjusted Diluted EPS as presented in our earnings releases. Like Adjusted EBITDA, Adjusted Diluted EPS is defined as diluted EPS, without the effects of those same charges, transactions and expenses described earlier that we exclude to calculate Adjusted EBITDA. Modified Adjusted Diluted EPS is Adjusted Diluted EPS presented on a pre-bonus expense basis further modified to exclude (i) the amount of termination fees earned by us in relation to properties sold by Blackstone for which we did not retain a management contract with the new owner for the same reasons noted above with respect to Modified Adjusted EBITDA, (ii) the impact of the acceleration of amortization of certain management contracts which are non-cash expenses and were not accounted for in the budget, and (iii) the income tax expense or benefit due to the unpredictability of the amount and the lack of correlation to cash tax payments (“Modified Adjusted Diluted EPS”).

One third of each Named Officer’s bonus potential is based on each of Modified Adjusted EBITDA, Modified Adjusted Diluted EPS and individual performance. If we fail to meet 90% of budgeted Modified Adjusted EBITDA and Modified Adjusted Diluted EPS, a bonus is not paid for these two bonus components for 2008, but the Named Officers remain eligible for the one-third of their bonus potential based on individual performance. If the minimum or any higher threshold of Modified Adjusted EBITDA performance is achieved, then the Named Officers earn up to 33.33% of the potential bonus achievable at that Modified Adjusted EBITDA performance threshold. If the minimum or any higher threshold of Modified Adjusted Diluted EPS performance is achieved, then the Named Officers earn up to 33.33% of the potential bonus achievable at that Modified Adjusted Diluted EPS performance threshold. If budgeted Modified Adjusted EBITDA or budgeted Modified Adjusted Diluted EPS are achieved, our Named Officers receive 50% of their full bonus potential in that category (or 16.7% of their maximum bonus potential — 50% of 33.33%), except for Bruce Riggins who receives 60% of his full bonus potential in that category (or 20% of his maximum bonus potential — 60% of 33.33%). Our Named Officers earn their full 33% of bonus potential for achieving 130% for each of budgeted Modified Adjusted EBITDA and/or budgeted Modified Adjusted Diluted EPS. The potential bonus percentage earned at each of the performance thresholds for each of Modified Adjusted EBITDA and Modified Adjusted Diluted EPS was approved by the compensation committee and is set forth in the table below.

	Performance Thresholds for
	Modified Adjusted EBITDA, Modified Adjusted Diluted
	EPS and Individual Performance (% of budget)

Named Officer and percentage of base salary	90%	100%	110%	120%	130%
Thomas F. Hewitt	38%	75%	110%	125%	150%
Bruce A. Riggins	38%	75%	90%	110%	125%
Samuel E. Knighton	35%	65%	80%	95%	115%
Leslie Ng	25%	50%	65%	80%	100%
Christopher L. Bennett	25%	50%	65%	80%	100%

To the extent actual Modified Adjusted EBITDA and Modified Adjusted Diluted EPS fall between the designated performance thresholds, the bonus percentage earned is calculated on a pro rata basis. While for 2008 no bonus was paid out under the Modified Adjusted EBITDA and Modified Adjusted Diluted EPS components, for the purposes of an example, under the 2007 Bonus Plan Modified Adjusted EBITDA was 113% of budget, which falls between the 110% and 120% thresholds, so in the case of Mr. Hewitt’s Modified Adjusted EBITDA component, he earned one-third of 110% of his base salary at the 110% performance threshold level PLUS the percentage of his base salary equal to the pro rata amount of the difference between the percentage of his base salary earned at the 110% and 120% performance thresholds, or 5% (113% − 110% = 3%; 125% − 110% = 15%; 3/10 * 15 = 5%). As a result, in 2007 Mr. Hewitt’s Modified Adjusted EBITDA component was one-third of 115% of his base salary, or 77% of his maximum potential for that component (115/150 = 77%).

The remaining 33.33% of the potential cash bonus award is based on individual performance specific to each individual and department, the recommendation of Mr. Hewitt (except with respect to his own bonus) and the Named Officer’s handling of projects and transactions.

In 2008, our budgeted Modified Adjusted EBITDA was $47,157,000 and our actual Modified Adjusted EBITDA was $39,407,000, which was 84% of our budget. Therefore, pursuant to our 2008 Bonus Plan, the compensation committee awarded the Named Officers 0% of their maximum potential bonus relating to the EBITDA component.

The Company’s budgeted Modified Adjusted Diluted EPS for 2008 was $0.34 and our actual Modified Adjusted Diluted EPS was $0.24, which was 71% of our budget. As a result, and further pursuant to our 2008 Bonus Plan, the compensation committee awarded all of our Named Officers 0% of their maximum bonus potential relating to the Diluted EPS component. The following tables reconcile the non-GAAP measures described above to our 2008 audited financial statements.

Reconciliations of the Non-GAAP Financial Measures
(Unaudited, in thousands except per share amounts)
Year Ended
December 31,
2008

Net (loss) income	$(18,023)
Adjustments:
Depreciation and amortization	18,322
Interest expense, net	13,485
Depreciation and amortization from unconsolidated entities	3,620
Interest expense, net from unconsolidated entities	3,843
Discontinued operations, net	—
Income tax expense	12,281

EBITDA	33,528
Asset impairments and write-offs	12,842
Investment in unconsolidated entities impairments	4,069
Foreign currency loss from unconsolidated entities	671
Equity interest in the sale of unconsolidated entities	(2,392)
Severance	—
Minority interest (benefit) expense	(29)

Adjusted EBITDA	$48,689
Items excluded for bonus calculation:
Bonus expense, termination fees for properties sold by Blackstone, and EBITDA from joint ventures	(9,282)

Modified Adjusted EBITDA	$39,407

Reconciliations of the Non-GAAP Financial Measures (cont.)
(Unaudited, in thousands except per share amounts)
Year Ended
December 31,
2008

Net (loss) income	$(18,023)
Adjustments:
Asset impairments and write-offs	12,842
Investment in unconsolidated entities impairments	4,069
Foreign currency loss from unconsolidated entities	671
Equity interest in the sale of unconsolidated entities	(2,392)
Severance	—
Discontinued operations, net	—
Deferred financing costs write-off	—
Minority interest adjustment	(76)
Income tax rate adjustment	9,279

Adjusted net (loss) income	$6,370

Items excluded for bonus calculation:
Bonus expense; termination fees for properties sold by Blackstone for which management contracts were not retained with the new owner; the additional amortization expense for the intangible assets related to the Blackstone management contracts when the remaining useful lives of those assets was shortened to four years; and income tax expense	1,120

Modified Adjusted net income	$7,490

Modified Adjusted diluted earnings per share	$0.24

Weighted average number of diluted shares outstanding (in thousands) :	31,802

The compensation committee considers individual performance as the final one-third component of each of our Named Officer’s annual bonus award. For purposes of the individual performance component of Mr. Hewitt’s bonus, the compensation committee evaluated Mr. Hewitt on (i) his leadership of the Company; (ii) his communication with the Board; (iii) his strategic vision and direction for the Company; (iv) the Company’s financial performance; (v) the performance of the Company’s managed hotels with respect to Revenue per available room, Guest Satisfaction Scores, Gross Operating Profit (“GOP”), and GOP margin improvement; (vi) his handling of the Company through the dramatic slowdown of the U.S. economy; (vii) the Company’s operation and renovation of wholly owned hotels, its investment in joint ventures and its execution of new hotel management agreements; and (viii) his leadership development of the Company’s executives and corresponding succession planning. Due to the fact that the Company did not achieve 90% of either budgeted Modified Adjusted EBITDA or budgeted Modified Adjusted Diluted EPS in 2008, the compensation committee capped the one-third of Mr. Hewitt’s bonus achievable under the individual performance standard at 50% of the maximum achievable bonus percentage for this component. As a result, the compensation committee awarded Mr. Hewitt the full 50% of this individual performance, which equated to a bonus to Mr. Hewitt of $125,000.

Mr. Riggins’ performance was evaluated based on his achievements as leader of the Company’s finance group, his management of internal and external financial reporting systems, oversight of the Company’s accounting operations, handling of investor communications, support of the Company’s strategic goals, his leadership of the Company’s CDS subsidiary, and his involvement in maintaining relationships with the lenders in the Company’s senior credit facility. Due to the fact that the Company did not achieve 90% of either budgeted Modified Adjusted EBITDA or budgeted Modified Adjusted Diluted EPS in 2008, the compensation committee, at Mr. Hewitt’s recommendation, capped the one-third of Mr. Riggins’ bonus achievable under the individual performance standard at 60% of the maximum achievable bonus percentage for this component. This cap equates to a maximum bonus potential for Mr. Riggins of $93,518, which he received in full.

Mr. Knighton’s performance was evaluated based on his leadership of the Company’s operating group, the performance of the operating group, guest satisfaction scores of our managed and owned hotels, his management of owner relations and strengthening relations with our major brands, including Marriott, Hilton, Starwood and IHG. Due to the fact that the Company did not achieve 90% of either budgeted Modified Adjusted EBITDA or budgeted Modified Adjusted Diluted EPS in 2008, the compensation committee, at Mr. Hewitt’s recommendation, capped the one-third of Mr. Knighton’s bonus achievable under the individual performance standard at 60% of the maximum achievable bonus percentage for this component. As a result, the compensation committee awarded Mr. Knighton 57% of his individual performance, which equated to a bonus of $75,731.

Mr. Ng’s performance was evaluated based on his management of the development group and its overall performance, the amount of development activity in the areas of joint ventures and third-party management contracts, Mr. Ng’s involvement in the capital markets and investment community, development of future deal flow pipeline, and his involvement in establishing an international platform for third-party management and joint venture investment opportunities. Due to the fact that the Company did not achieve 90% of either budgeted Modified Adjusted EBITDA or budgeted Modified Adjusted Diluted EPS in 2008, the compensation committee, at Mr. Hewitt’s recommendation, capped the one-third of Mr. Ng’s bonus achievable under the individual performance standard at 50% of the maximum achievable bonus percentage for this component. This cap equates to a maximum bonus potential for Mr. Ng of $50,896, which he received in full.

Mr. Bennett’s performance was evaluated based on his leadership and management of the legal group and the human resources group, his oversight of SEC reporting and compliance matters; his supervision of all transactional and litigation matters; his performance in communications with the board of directors; his performance in providing legal advice to the Company’s existing domestic and international operations; his leadership in restructuring the human resources group; and Mr. Bennett’s involvement in the development and operations of our international platform for management opportunities in India, Russia, Europe, and Latin America. Due to the fact that the Company did not achieve 90% of either budgeted Modified Adjusted EBITDA or budgeted Modified Adjusted Diluted EPS in 2008, the compensation committee, at Mr. Hewitt’s recommendation, capped the one-third of Mr. Bennett’s bonus achievable under the individual performance standard at 50% of the maximum achievable bonus percentage for this component. This cap equates to a maximum bonus potential for Mr. Bennett of 49,167 which he received in full.

For 2008, the Named Officers’ salaries and bonuses represented the following percentages of their respective total compensation: for Mr. Hewitt 53%, for Mr. Riggins 63%, for Mr. Bennett 66%, for Mr. Knighton 66% and for Mr. Ng 32%.

2009 Bonus Plan

The Board of Directors has approved the 2009 Bonus Plan. The 2009 Bonus Plan provides that two-thirds of each employee’s, including each Named Officer’s, potential bonus is based on the performance of the Company against budgeted Modified Adjusted EBITDA. The remaining one-third is based on the employee’s individual and/or departmental performance as appropriate for each employee’s level of responsibility. Pursuant to the 2009 Bonus Plan, an employee is eligible to earn a bonus only after the Company exceeds Board approved budgeted Modified Adjusted EBITDA for the year; subject to adjustment by the Board during the year due to unforeseen, one-time or extraordinary events. For each employee, including each Named Officer, this means they will begin earning a bonus upon achievement by the Company of 101% of budgeted Modified Adjusted EBITDA, and they will be eligible to earn 100% of their potential bonus upon achievement by the Company of 141% of budgeted Modified Adjusted EBITDA for 2009.

The 2009 Bonus Plan incorporates three primary changes as compared to the 2008 Bonus Plan: (i) the 2008 Bonus Plan was based on the achievement of Modified Adjusted EBITDA and Modified Adjusted Diluted EPS and individual/departmental performance, whereas the 2009 Bonus Plan does not include EPS as a bonus criteria, (ii) the 2008 Bonus Plan provided for bonuses to be paid out upon achieving 90% of Modified Adjusted EBITDA and Modified Adjusted Diluted EPS, whereas the 2009 Bonus Plan does not pay out a bonus based on Company performance until the annual budget is exceeded as described above, (iii) the 2008 Bonus Plan allowed for payment of the individual performance even if the Company performance criteria were not achieved whereas the 2009 Bonus Plan requires the Modified Adjusted EBITDA threshold to be achieved before any bonus is earned and (iv) the 2008 Bonus Plan allowed for an executive to earn 100% of their potential bonus upon achievement by the Company of 130% of Modified Adjusted EBITDA as opposed to 141% for the 2009 Bonus Plan.

The Company implemented these changes into the 2009 Bonus Plan in response to the dramatic downturn in the U.S. economy. Acknowledging that the Company’s budgeted Modified Adjusted EBITDA for 2009 is expected to be below the Company’s Modified Adjusted EBITDA for 2008 and in order to allow the Company to retain a greater percentage of its free cash flow in the slowing economy, the board of directors supported management’s decision not to pay bonuses for 2009 if actual Modified Adjusted EBITDA is greater than 90% but less than 100% of budgeted Modified Adjusted EBITDA, as was done in 2008, but to structure the 2009 Bonus Plan so that cash bonuses pursuant to the 2009 Bonus Plan will begin to be paid to the Company’s employees, including each Named Officer, after the Company exceeds its 2009 budgeted Modified Adjusted EBITDA. By structuring the 2009 Bonus Plan in this manner, in order for employees, including each Named Officer, to achieve their full cash bonus, the board of directors, following management’s recommendation, increased the percentage by which the Company needed to exceed budgeted Modified Adjusted EBITDA before employees, and Named Officers, can achieve their maximum bonus from 130% to 141%. In addition to the above changes implemented in connection with the 2009 Bonus Plan and as a result of the slowing economy, the board tied the portion of the bonus allocated to individual/departmental performance to Modified Adjusted EBITDA performance so that the amount each employee, including each Named Officer, is eligible to receive for the individual/departmental performance portion of their bonus, if any, is capped at one third of the bonus amount such employee or Named Officer is eligible to receive as a result of the Company’s Modified Adjusted EBITDA performance during 2009.

Perquisites and Other Benefits

In addition to base salaries and annual bonus opportunities, we provide Messrs. Hewitt and Riggins payments to cover life insurance related expenses. Mr. Hewitt is also entitled to a monthly car allowance. The other Named Executives do not receive life insurance other than as provided to all associates participating in the Company healthcare plan or car allowances. We believe that these perquisites offer tangible benefits which Messrs. Hewitt and Riggins find more meaningful than additional cash. When determining Messrs. Hewitt’s and Riggins’ base salary, the compensation committee takes into consideration the value of these perquisites.

Equity-Based Compensation

Our policy is that the Named Officers’ long-term compensation should be directly linked to the value provided to stockholders. Accordingly, the compensation committee grants equity awards designed to link an increase in stockholder value to compensation. We believe using the Company’s prior year performance to determine the amount of equity award grants tangibly ties our Named Officers’ short term focus to our current operations. We further believe that vesting the grants over a period of four years encourages our Named Officers to align their focus on long term strategic goals designed to promote growth and accretion in stock value to our stockholders. All Named Officers were awarded equity-based compensation for 2008 in the form of grants of restricted stock subject to our 2008 Restricted Stock Plan, described in the following paragraph, which was established pursuant to our 2007 Equity Award Plan. Those restricted stock grants were made in March 2009. The compensation committee believes that these awards encourage executives to continue to consider our long-term performance and to remain with us to participate in our long-term performance. Options granted under our employee incentive plan generally vest and become exercisable in equal annual increments over a four-year period from the date of the grant. The restricted stock grants made in March 2009 vest equally over four years except for shares granted to Mr. Hewitt which, pursuant to the terms of his employment agreement, vest over three years. Our compensation committee, after consultation with FPL Associates, believes that a four year vesting period is more consistent with the practices of our peers and better aligns compensation for our executives with our long-term performance. The grants made pursuant to the 2007 Restricted Stock Plan in March 2008 to the Named Officers consisted of: 172,995 restricted shares to Mr. Hewitt; 102,320 restricted shares to Mr. Riggins; 69,367 restricted shares to Mr. Bennett; 89,163 restricted shares to Mr. Knighton; and 70,032 restricted shares to Mr. Ng. The grants made pursuant to the 2008 Restricted Stock Plan in March 2009 to the Named Officers consisted of: 119,247 restricted shares to Mr. Hewitt; 78,703 restricted shares to Mr. Riggins; 47,842 restricted shares to Mr. Bennett; 66,778 restricted shares to Mr. Knighton; and 56,761 restricted shares to Mr. Ng.

Beginning in 2007, the compensation committee instituted a Restricted Stock Plan in consultation with FPL, the committee’s compensation advisors. The 2008 Restricted Stock Plan, which was established pursuant to the

2007 Equity Award Plan, is based on the achievement of goals related to our performance, which are set at the beginning of the year by management and approved by the board of directors with the objective of being aggressive but achievable.

For purposes of determining the annual equity-based compensation for each Named Officer, we use Modified Adjusted EBITDA as one measure of our financial performance and it determines one-third of each Named Officer’s potential bonus. Modified Adjusted EBITDA is based on Adjusted EBITDA (as presented in our earnings releases). Adjusted EBITDA equals earnings before interest, tax, depreciation and amortization, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We exclude these charges because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. We believe Adjusted EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses Adjusted EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use Adjusted EBITDA for those purposes, and a number of restrictive covenants related to our indebtedness use measures similar to Adjusted EBITDA.

Finally, Modified Adjusted EBITDA is Adjusted EBITDA presented on a pre-bonus expense basis, excluding the amount of termination fees earned by us in relation to properties sold by Blackstone for which we did not retain a management contract with the new owner and EBITDA from our unconsolidated joint ventures (“Modified Adjusted EBITDA”). We exclude the Blackstone termination fees because they represent a significant, non-recurring source of revenue and we exclude EBITDA from our unconsolidated joint ventures because our Named Officers have little or no control over the cash distributions of such joint ventures.

Modified Adjusted Diluted EPS is another measure of financial performance we use to determine one-third of each Named Officer’s equity-based compensation. This criteria was part of the 2008 Bonus Plan because the Company was likely to make real estate investments during 2008 and the compensation committee sought to disincentivize executives from making investment decisions that increased EBITDA at the expense of EPS. Modified Adjusted Diluted EPS is based on Adjusted Diluted EPS as presented in our earnings releases. Like Adjusted EBITDA, Adjusted Diluted EPS is defined as diluted EPS, without the effects of those same charges, transactions and expenses described earlier that we exclude to calculate Adjusted EBITDA. Modified Adjusted Diluted EPS is Adjusted Diluted EPS presented on a pre-bonus expense basis further modified to exclude (i) the amount of termination fees earned by us in relation to properties sold by Blackstone for which we did not retain a management contract with the new owner for the same reasons noted above with respect to Modified Adjusted EBITDA, (ii) the impact of the acceleration of amortization of certain management contracts which are non-cash expenses and were not accounted for in the budget, and (iii) the income tax expense or benefit due to the unpredictability of the amount and the lack of correlation to cash tax payments (“Modified Adjusted Diluted EPS”).

One third of each Named Officer’s equity-based compensation potential is based on each of Modified Adjusted EBITDA, Modified Adjusted Diluted EPS and individual performance objectives. If we failed to meet 90% of budgeted Modified Adjusted EBITDA and Modified Adjusted Diluted EPS, a restricted stock grant is not paid for these two components for 2008, but the Named Officers remain eligible for the one-third of their equity-based compensation potential based on individual performance. If the minimum or any higher threshold of Modified Adjusted EBITDA performance is achieved, then the Named Officers earn up to 33.33% of their potential restricted stock grant achievable at that Modified Adjusted EBITDA performance threshold. If the minimum or any higher threshold of Modified Adjusted Diluted EPS performance is achieved, then the Named Officers earn up to 33.33% of their potential restricted stock grant achievable at that Modified Adjusted Diluted EPS performance threshold. If budgeted Modified Adjusted EBITDA or Modified Adjusted Diluted EPS are achieved, our Named Officers receive 80% of their full restricted stock grant potential in that category (or 26.4% of their maximum restricted stock grant potential — 80% of 33.33%), except for Mr. Knighton who receives 83% his full restricted stock grant potential (or

27.4% of his maximum restricted stock grant potential — 83% of 33.33%). Our Named Officers earn their full 33.33% of restricted stock grant potential for achieving 130% of each of budgeted Modified Adjusted EBITDA and/or Modified Adjusted Diluted EPS. The potential equity-based compensation percentage earned at each of the performance thresholds for each of Modified Adjusted EBITDA and Modified Adjusted Diluted EPS was approved by the compensation committee and is set forth in the table below.

	Performance Thresholds for
	Modified Adjusted EBITDA, Modified Adjusted
	Diluted EPS and Individual
	Performance (% of budget)

Named Officer and percentage of base salary	90%	100%	130%
Thomas F. Hewitt	95%	125%	156%
Bruce A. Riggins	85%	110%	138%
Samuel E. Knighton	85%	100%	121%
Leslie Ng	70%	85%	106%
Christopher L. Bennett	70%	85%	106%

To the extent actual Modified Adjusted EBITDA and Modified Adjusted Diluted EPS fall between the designated performance thresholds, the equity-based compensation percentage earned is calculated on a pro rata basis. While for 2008 no bonus was paid out under the Modified Adjusted EBITDA and Modified Adjusted Diluted EPS components, for the purposes of an example, Modified Adjusted EBITDA was 113% of budget, which falls between the 100% and 130% thresholds, so in the case of Mr. Hewitt’s Modified Adjusted EBITDA component, he earned one-third of 125% of his base salary at the 100% performance threshold level PLUS the percentage of his base salary equal to the pro rata amount of the difference between the percentage of his base salary earned at the 100% and 130% performance thresholds, or 13% (113% — 100% = 13%; 156% — 125% = 31%; 13/30 *31 = 13%). As a result, in 2007 Mr. Hewitt’s Modified Adjusted EBITDA component was one-third of 138% of his base salary, or 89% of his maximum potential for that component (138/156 = 89%).

The remaining 33.33% of the potential equity-based compensation is based on the achievement of individual performance objectives, specific to each individual and department, the recommendation of Mr. Hewitt (except with respect to his own bonus) and the Named Officer’s handling of projects and transactions.

In 2008, our budgeted Modified Adjusted EBITDA was $47,157,000 and our actual Modified Adjusted EBITDA was $39,407,000, which was 84% of our budget. Therefore, pursuant to our 2008 Bonus Plan, the compensation committee awarded each of our Named Officers 0% of his maximum potential equity-based compensation relating to the Modified Adjusted EBITDA component.

The Company’s budgeted Modified Adjusted Diluted EPS for 2008 was $0.34 and our actual Modified Adjusted Diluted EPS was $0.24, which was 71% of our budget. As a result, and further pursuant to our 2008 Bonus Plan, the Compensation Committee awarded all of our Named Officers 0% of their maximum equity-based compensation potential relating to the Diluted EPS component.

The tables presented on pages 17 and 18 reconcile the non-GAAP measures described above to our 2008 audited financial statements.

Due to the Company’s depressed stock price and the unusually large number of shares that would need to be granted to each Named Officer pursuant to the 2008 Restricted Stock Plan, the compensation committee capped the total number of shares to be granted under the plan pursuant to the individual performance objective at 600,000 shares. Without the cap, assuming each Named Officer was granted shares based on achieving 50% of the grant eligible pursuant to the performance objectives, 2.9 million shares would have been eligible to be granted provided that only 2.2 million shares were available to be granted under the 2007 Equity Award Plan. The shares granted were then allocated proportionately among the Named Officers and certain other executives of the Company based upon the number of shares each executive would have received had the cap not been put in place.

The compensation committee considers individual performance as the final one-third component of each of our Named Officer’s annual equity-based compensation award. For purposes of the individual performance component of Mr. Hewitt’s bonus, the Compensation Committee evaluated Mr. Hewitt on (i) his leadership of the Company; (ii) his communication with the Board; (iii) his strategic vision and direction for the Company; (iv) the Company’s financial performance; (v) the performance of the Company’s managed hotels with respect to Revenue per available room, Guest Satisfaction Scores, Gross Operating Profit (“GOP”), and GOP margin improvement; (vi) his handling of the Company through the dramatic slowdown of the U.S. economy; (vii) the Company’s operation and renovation of wholly owned hotels, its investment in joint ventures and its execution of new hotel management agreements; and (viii) his leadership development of the Company’s executives and corresponding succession planning. As a result of his performance, the compensation committee awarded Mr. Hewitt 119,247 restricted shares, representing 16.5% of his maximum equity-based compensation potential relating to his individual performance.

Based on Mr. Riggins’ performance and achievements as leader of the Company’s finance group, his management of internal and external financial reporting systems, oversight of the Company’s accounting operations, handling of investor communications, support of the Company’s strategic goals, his leadership of the Company’s CDS subsidiary, and his maintaining relationships with the lenders in the Company’s senior credit facility, Mr. Hewitt recommended that the compensation committee award Mr. Riggins 78,703 restricted shares, representing 18.4% of his maximum equity-based compensation potential relating to his individual performance objectives. The compensation committee accepted Mr. Hewitt’s recommendation.

Based on Mr. Knighton’s leadership of the Company’s operating group, the performance of the operating group, guest satisfaction scores of our managed and owned hotels, his management of owner relations and strengthening relations with our major brands, including Marriott, Hilton, Starwood and IHG, Mr. Hewitt recommended that the compensation committee award Mr. Knighton 66,778 restricted shares, representing 18.1% of his maximum equity-based compensation potential relating to his achievement of individual performance objectives. The compensation committee accepted Mr. Hewitt’s recommendation.

Based on Mr. Ng’s management of the development group and its overall performance, the amount of development activity in the areas of joint ventures and third-party management contracts, Mr. Ng’s involvement in the capital markets and investment community, development of future deal flow pipeline, and his involvement in establishing an international platform for third-party management and joint venture investment opportunities, Mr. Hewitt recommended that the compensation committee award Mr. Ng 56,761 restricted shares, representing 19.4% of his maximum equity-based compensation potential relating to his achievement of individual performance objectives. The compensation committee accepted Mr. Hewitt’s recommendation.

Based on Mr. Bennett’s leadership and management of the legal group and the human resources group, his oversight of SEC reporting and compliance matters; his supervision of all transactional and litigation matters; his performance in communications with the board of directors; his performance in providing legal advice to the Company’s existing domestic and international operations; his leadership in restructuring the human resources group; and Mr. Bennett’s involvement in the development and operations of our international platform for management opportunities in India, Russia, Europe, and Latin America, Mr. Hewitt recommended that the compensation committee award Mr. Bennett 47,482 restricted shares, representing 16.5% of his maximum equity-based compensation potential relating to his achievement of individual performance objectives. The compensation committee accepted Mr. Hewitt’s recommendation.

The number of shares of restricted stock granted to our Named Officers for their equity-based compensation is calculated in the following manner: Each component of the equity-based compensation for each Named Officer is calculated as a dollar value which is then converted in to the number of restricted shares granted by dividing the dollar value for each component by the Company’s 20-day average closing stock price for period immediately preceding the stock grant.

We have traditionally awarded annual restricted stock grants to employees (including the Named Officers) during the first quarter or early in the second quarter of each year in conjunction with the board of director’s first meeting of the year. The timing of grants may be delayed if material non-public information about us exists. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the committee generally does not grant equity awards at any other time during the year.

The aggregate amount as determined under FAS No. 123R recognized for purposes of our financial statements for 2006, 2007 and 2008 with respect to outstanding options and restricted stock awards granted to the Named Officers is shown in columns (d) and (e) of the Summary Compensation Table on page 29. The grant date value of the options and restricted stock awarded to the Named Officers in 2008 as determined under FAS No. 123R for purposes of our financial statements is shown in column (i) of the Grants of Plan-Based Awards Table on page 31.

Retirement Benefits and Deferred Compensation Opportunities

We offer a non-qualified supplemental deferred compensation plan to our Named Officers and associates serving as Vice President or above pursuant to the Internal Revenue Code Section 409A rules governing such plans. Because our 401(k) plan has historically not met the annual nondiscrimination testing requirements, highly compensated associates are significantly limited in how much they can contribute to our 401(k) plan. The intention of the deferred compensation plan is to provide our Named Officers and other associates that are so limited with a vehicle to plan for retirement or defer taxation on a portion of their base salary and annual bonus. For those that contribute an aggregate of at least 4% of their base salary to the deferred compensation plan, we match up to 4% of their base salary (offset by their 401(k) employer match, if any) into their deferred compensation plan accounts. We view the deferred compensation plan as a vehicle to make up for the limitations on the amount these associates can contribute to the company sponsored 401(k) plan. For 2009, the Company, as part of its costs reduction plans, has announced that it will not provide a matching employer contribution to its 401(k) plans or deferred compensation plans.

Severance and Other Benefits Upon Termination of Employment

Our employment agreements with our Named Officers provide for the payment of severance benefits upon termination without cause or upon our change in control, provided the Named Officer is terminated within a certain period of time following such change in control. Severance payments made to our Named Officers, when they are terminated without cause, generally include: (1) payment of one times (1.5 times for Mr. Ng and two times in the case of Mr. Hewitt) the sum of their annual salary and the amount of their bonus for the preceding year (with the multiplier increased to two times if the Named Officer is terminated in connection with a change in control), (2) immediate vesting of all unvested stock options which then become exercisable for one year; (3) immediate vesting of all unvested restricted stock which becomes free of all contractual restrictions; and (4) continued health and dental benefits for 18 months or until he or she receives benefits from another employer. We believe these employment agreements reward the Named Officers for hard work and value creation, assist us in retaining our Named Officers, and provide incentives for each of the Named Officers to stay with us during periods of uncertainty at the end of which such Named Officers may not be retained.

Stock Ownership Guidelines

We do not have formal guidelines for the level of stock ownership in our company by our officers and directors.

Tax Policy

Section 162(m) of the Internal Revenue Code limits our deductibility of cash compensation in excess of $1 million paid to the Chief Executive Officer and the four highest compensated executive officers during any taxable year, unless such compensation meets certain requirements. We are within the $1 million Section 162(m) threshold limitations regarding compensation exclusion requirements and, therefore, all compensation should be deductible by us. The compensation committee has considered and will continue to consider deductibility in structuring compensation arrangements. However, the committee retains discretion to provide compensation arrangements that it believes are consistent with the goals described above and in the best interests of us and our stockholders, even if those arrangements are not fully deductible under Section 162(m).

Our cash bonuses are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, we should be allowed to deduct compensation related to cash bonuses.

Should Mr. Hewitt be assessed an excise tax under section 280G of the Internal Revenue Code, in connection with accelerated termination payments for a change in control, the Company will gross-up the termination payment equal to the amount of the assessed excise tax (subject to certain limitations). The excise tax is sometimes assessed on payments made to certain individuals in connection with a change in control of the company, when the payments are unusually large when compared with the individual’s historic pay. The tax can be assessed on accelerated vesting of equity awards, and on certain severance payments made to the individual if the individual is fired after a change in control. If we undergo a change in control at a share value high enough to subject Mr. Hewitt to this excise tax, then Mr. Hewitt has acted in the best interests of our stockholders, possibly at his own personal expense. We have agreed to gross up Mr. Hewitt for any such excise taxes because we believe Mr. Hewitt should be entitled to the full economic benefit of the payments he would otherwise receive, even though we would not be able to take a tax deduction on those gross up payments. If payments made pursuant to a change in control are considered “parachute payments” under Section 280G of the Internal Revenue Code, then the sum of such parachute payments plus any other payments made by the Company to the Named Officer (other than Mr. Hewitt) which are considered parachute payments shall be limited to the greatest amount which may be paid to the Named Officer under Section 280G without causing any loss of deduction to the Company under such section; but only if, by reason of such reduction, the net after-tax benefit to the Named Officer shall exceed the net after-tax benefit if such reduction were not made.

Compensation Committee Interlocks and Insider Participation

Messrs. McCurry and Russell were members of the compensation committee during all of 2008. Mr. Bolton was a member of the compensation committee from May 2007 until May 2008 when Mr. Dannhauser became a member of the compensation committee. In March 2009, Ms. Doggett joined the compensation committee replacing Mr. Dannhauser. No member of the compensation committee is or has been a former or current officer or employee of the Company or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our Named Officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the Named Officers of which served as one of our directors or as a member of our compensation committee during the fiscal year ended December 31, 2008.

2007 Equity Award Plan

Our stockholders approved our 2007 Equity Award Plan at our 2007 Annual Stockholders meeting. The purpose of the 2007 Equity Award Plan is to promote the success of our Company by (i) compensating and rewarding participating executives and directors with equity awards for the achievement of performance targets with respect to a specified performance period and (ii) motivating such executives by giving them opportunities to receive awards directly related to such performance. The 2007 Equity Award Plan is generally intended to provide incentive compensation and performance compensation awards that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

The purpose of our 2007 Equity Award Plan is to give us a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide us with a stock plan providing incentives directly related to increases in our stockholder value. Our 2008 Restricted Stock Plan and 2008 Bonus Plan, both of which are described above, were established pursuant to our 2007 Equity Award Plan.

Administration.  Our compensation committee administers our 2007 Equity Award Plan. The committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2007 Equity Award Plan and to adopt, alter and repeal rules, guidelines and practices relating to our 2007 Equity Award Plan. Our compensation committee has full discretion to administer and interpret the 2007 Equity Award Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility.  Any of our employees, directors, officers or consultants or of our subsidiaries or their respective affiliates will be eligible for awards under our 2007 Equity Award Plan. Restricted stock grants made pursuant to the 2008 Restricted Stock Plan were granted to the Named Officers and 19 of the Company’s other executives. Our compensation committee has the sole and complete authority to determine who will be granted an award under the 2007 Equity Award Plan.

Number of Shares Authorized.  The 2007 Equity Award Plan provides for an aggregate of 3,000,000 shares of our common stock to be available for awards. No more than 500,000 shares of our common stock may be issued to any participant during any single year with respect to incentive stock options under our 2007 Equity Award Plan. No participant may be granted awards of options and stock appreciation rights with respect to more than 500,000 shares of our common stock in any one year. No more than 500,000 shares of our common stock may be granted under our 2007 Equity Award Plan to any participant during any single year with respect to performance compensation awards in any one performance period. The maximum amount payable pursuant to a cash bonus for an individual employee or officer under our 2007 Equity Award Plan for any single year during a performance period is $1,500,000. Cash Bonuses in 2008 were granted pursuant to the 2008 Bonus Plan which was established pursuant to the 2007 Equity Award Plan and approved by our compensation committee. See “Annual Bonuses” above for a description of the 2008 Bonus Plan. Cash bonuses for 2009 will be paid pursuant to the 2009 Bonus Plan as described above in “2009 Bonus Plan”.

If any award is forfeited or if any option terminates, expires or lapses without being exercised, shares of our common stock subject to such award will again be made available for future grant. If there is any change in our corporate capitalization, the compensation committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our 2007 Equity Award Plan, the number of shares covered by awards then outstanding under our 2007 Equity Award Plan, the limitations on awards under our 2007 Equity Award Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

The 2007 Equity Award Plan has a term of ten years and no further awards may be granted after that date.

Awards Available for Grant.  The compensation committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

Options.  The compensation committee is authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Internal Revenue Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy such requirements. Options granted under our 2007 Equity Award Plan will be subject to the terms and conditions established by the compensation committee. Under the terms of our 2007 Equity Award Plan, unless the compensation committee determines otherwise, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the 2007 Equity Award Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by our compensation committee and specified in the applicable award agreement. The maximum term of an option granted under the 2007 Equity Award Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for at least six months or have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism or by such other method as our compensation committee may determine to be appropriate.

Stock Appreciation Rights.  Our compensation committee is authorized to award stock appreciation rights under the 2007 Equity Award Plan. SARs will be subject to the terms and conditions established by the compensation committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2007 Equity Award Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. The terms of the SARs shall be subject to terms established by the compensation committee and reflected in the award agreement.

Restricted Stock.  Our compensation committee is authorized to award restricted stock under the 2007 Equity Award Plan. Awards of restricted stock will be subject to the terms and conditions established by the compensation committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the compensation committee for a specified period. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Restricted Stock grants for 2008 were granted pursuant to the 2008 Restricted Stock Plan which was established pursuant to the 2007 Equity Award Plan and approved by our compensation committee. See “Equity-Based Compensation” above for a description of the 2008 Restricted Stock Plan.

Restricted Stock Unit Awards.  Our compensation committee is authorized to award restricted stock unit awards. Restricted stock unit awards will be subject to the terms and conditions established by the compensation committee. Unless the compensation committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the compensation committee.

Stock Bonus Awards.  Our compensation committee is authorized to grant awards of unrestricted shares of our common stock, either alone or in tandem with other awards, under such terms and conditions as the compensation committee may determine.

Performance Compensation Awards.  The compensation committee may grant any award under the 2007 Equity Award Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The committee may establish these performance goals with reference to one or more of the following: net earnings or net income (before or after taxes); basic or diluted earnings per share (before or after taxes); net revenue or net revenue growth; gross profit or gross profit growth; net operating profit (before or after taxes); return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); earnings before or after taxes, interest, depreciation, and amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; objective measures of customer satisfaction; working capital targets; measures of economic value added; inventory control; enterprise value; sales; stockholder return; return on investment; return on capital; client retention; competitive market metrics; employee retention; timely completion of new product rollouts; timely launch of new facilities; earnings per share; objective measures of personal targets, goals or completion of projects; or any combination of the foregoing.

Transferability.  Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

Amendment.  Our 2007 Equity Award Plan has a term of ten years. Our board of directors may amend, suspend or terminate our 2007 Equity Award Plan at any time; however, stockholder approval to amend our 2007 Equity Award Plan may be necessary if the law so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control.  In the event of a change in control (as defined in the 2007 Equity Award Plan), all outstanding options and equity awards (other than performance compensation awards) issued under the 2007 Equity Award Plan will become fully vested and performance compensation awards will vest, as determined by the compensation committee, based on the level of attainment of the specified performance goals. The compensation committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a change in control. The compensation committee can also provide otherwise in an award agreement under the plan.

Summary Compensation Table

The following table includes information concerning compensation for each of the one year periods ended December 31, 2008, 2007 and 2006, in reference to our five Named Officers, which includes required disclosure related to our CEO, CFO, and our three other most highly compensated Named Officers as of those dates. The Summary Compensation Table should be read in connection with the tables and narrative descriptions that follow.

Total compensation for our Named Officers consist of a base salary, stock awards, options awards, non-equity incentive plan compensation and personal benefits that consist of life insurance premiums paid on behalf of the Named Officer, termination payments, reimbursement of moving expenses, commissions earned, and company matching contributions paid into our retirement plans. Salary amounts reflect the actual base salary payments made to the Named Officers in 2008, 2007 and 2006.

Stock Awards (column (d)) and Option Awards (column (e)) represent restricted stock grants and stock option grants, respectively, for which we recorded compensation expense for 2008, 2007 and 2006. We calculated these amounts in accordance with the provisions of SFAS No. 123(R). Under this methodology, the compensation expense reflected in these columns is for grants made in 2008, 2007 and 2006 and grants made in prior years which continued to be expensed in 2008, 2007 and 2006 during their respective vesting periods. The full FAS 123(R) grant date fair value of the Stock Awards and Option Awards granted in 2008 is included in column (i) in the 2008 Grants of Plan-Based Awards table of this proxy statement. The assumptions used in calculating the FAS 123(R) compensation expense of the Stock Awards and Option Awards are provided in Note 13 of our Annual Report on Form 10-K for the year ended December 31, 2008. For the number of outstanding equity awards held by the listed officers at fiscal year-end, see the Outstanding Equity Awards at Fiscal Year End Table. For the proceeds actually received by the listed officers upon exercise of stock options granted in prior years, see the Option Exercises and Stock Vested Table. The 2007 Equity Award Plan provides for an aggregate of 3,000,000 shares of our common stock to be available for awards to officers, key employees and non-employee directors. Options granted under the plan will have a term of no more than 10 years and an option price not less than the fair market value of our common stock at the time of grant. Under the 2007 Equity Award Plan, stock-based awards typically vest in four annual installments beginning on the date of grant and on subsequent anniversaries, assuming the continued employment of the recipient. All stock based compensation issued and awarded prior to the adoption of the 2007 Equity Award Plan will continue to be administered pursuant to either our former Employee Incentive Plan or our former Non-Employee Director Incentive Plan, both of which had been approved by our shareholders. All stock based compensation issued and awarded after May 2007, will be administered under the 2007 Equity Award Plan.

“Non-Equity Incentive Plan Compensation” reflects compensation earned for 2008, 2007 and 2006 performance under the 2008, 2007 and 2006 bonus plans. The total cash bonus award for the Named Officers in 2008 is based on the achievement of goals related to our performance as measured by budgeted Modified Adjusted EBITDA, Modified Adjusted Diluted EPS and individual departmental performance goals set at the beginning of the year by management and approved by the board of directors with the objective of being aggressive but achievable.

“Change in Pension Value and Non-qualified Deferred Compensation Earnings” includes only the earnings in 2008 (on our supplemental deferred compensation plan) in excess of the IRS normalized rate of return of 5.4% for the 2008 fiscal year, which was 120% of the applicable federal long-term rate in December 2008, from the Company sponsored non-qualified deferred compensation plan. The Company does not sponsor a pension plan for the Named Officers nor provide pension benefits to former employees, and as such no changes in pension values have been reported.

“All Other Compensation” includes life insurance payments made on behalf of the relevant Named Officer, severance payments, commissions earned related to business transactions, relocation benefits, and our matching contributions into our retirement plans and non-qualified deferred compensation plan.

For additional information regarding compensation, see the “Current Executive Compensation Program Elements” portion of the compensation discussion and analysis.

Summary Compensation Table for 2008

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation		All Other
		Salary	Awards	Awards	Compensation(1)	Earnings		Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)

Thomas F. Hewitt,	2008	500,000	524,937	—	125,000	—		40,022	(2)	1,189,959
Chief Executive Officer	2007	496,154	376,995	—	670,833	—		63,456	(2)	1,607,438
	2006	400,000	253,625	5,612	500,000	—		104,194	(2)	1,263,431
Bruce A. Riggins,	2008	374,071	257,119	—	93,518	—		23,231	(3)	747,939
Chief Financial Officer	2007	332,125	132,689	—	378,623	—		14,512	(3)	857,949
	2006	225,000	188,070	—	357,500	452	(3)	180,190	(3)	951,212
Leslie Ng,	2008	304,017	176,783	37,678	50,896	—		533,951	(4)	1,103,325
Chief Investment Officer	2007	295,495	103,455	59,559	244,670	—		389,084	(4)	1,092,263
	2006	288,037	134,074	38,072	230,430	—		170,002	(4)	860,615
Samuel E. Knighton,	2008	349,529	207,822	—	75,731	—		9,725	(5)	642,807
President of Hotel	2007	327,015	107,870	—	272,513	—		690	(5)	708,088
Operations	2006	306,577	51,387	—	245,261	—		—		603,225
Christopher L. Bennett,	2008	295,000	163,286	—	49,167	—		13,564	(6)	521,017
Executive Vice President &	2007	280,974	103,923	—	237,891	1,136	(6)	5,173	(6)	629,097
General Counsel	2006	246,277	65,193	—	135,452	8,131	(6)	10,121	(6)	465,174

(1)	This column reports all amounts earned under the Non-Equity Incentive Plan for services performed during the fiscal year, whether paid or deferred.

(2)	The Other Compensation amount reported for 2008 includes: (i) $28,022 of life insurance premiums paid on behalf of Mr. Hewitt by us and (ii) $12,000 of car allowance. The Other Compensation amount reported for 2007 includes: (i) $25,533 of life insurance premiums paid on behalf of Mr. Hewitt by us (ii) $36,000 of car allowance; and (iii) retroactive pay for 2006. The Other Compensation amount reported for 2006 includes: (i) $75,750 in severance payments to Mr. Hewitt. (In connection with our 2002 merger with Interstate Hotels Corporation, Mr. Hewitt, who was then Chairman and Chief Executive Officer of Interstate Hotels Corporation, had a contractual right to a lump sum severance payment from Interstate Hotels Corporation which he agreed to receive in the form of monthly payments beginning with the merger date through January 2006); and (ii) $28,444 of life insurance premiums paid on behalf of Mr. Hewitt by us.

(3)	The Other Compensation amount reported for 2008 includes: (i) $7,928 of life insurance premiums paid on behalf of Mr. Riggins by us; and (ii) $15,303 of our matching contributions into our retirement plans. The Other Compensation amount reported for 2007 includes: (i) $7,762 of life insurance premiums paid on behalf of Mr. Riggins by us; and (iii) $6,750 of our matching contributions into our retirement plans. The Other Compensation amount reported for 2006 includes: (i) $164,034 of relocation expenses incurred as a result of our decision to relocate Mr. Riggins from Florida to Virginia in 2006, after assuming his role as Chief Financial Officer; (ii) life insurance premiums paid on behalf of Mr. Riggins by us; and (iii) matching contributions into our retirement plans. Mr. Riggins participates in a non-qualified deferred compensation plan. During 2006, his investments gained above market earnings of $452.

(4)	The Other Compensation amount reported for 2008 includes (i) $531,877 of development commissions; (ii) life insurance premiums paid on behalf of Mr. Ng by us; and (iii) retroactive pay for 2007. The Other Compensation amount reported for 2007 includes (i) $388,634 of development commissions and (ii) $450 for life insurance premiums paid on behalf of Mr. Ng by us. The Other Compensation amount reported for 2006 includes (i) $169,552 for development commissions and (ii) life insurance premiums paid on behalf of Mr. Ng by us.

(5)	The Other Compensation amounts reported for 2008 and 2007 include life insurance premiums paid on behalf of Mr. Knighton by us and our matching contributions into our retirement plans.

(6)	The Other Compensation amounts reported includes life insurance premiums paid on behalf of Mr. Bennett by us and our matching contribution into our retirement plans. Mr. Bennett participates in a non-qualified deferred compensation plan. During 2007 and 2006 his investments gained above market earnings of $1,136 and $8,131, respectively.

2008 Grants of Plan-Based Awards Table

The following table provides information about equity and non-equity awards granted to the Named Officers in 2008: the grant date which is equal to the date of board approval (column (b)); the possible payout under the non-equity incentive plan, as approved by the compensation committee, at the threshold level (or “minimum”) as stated in their respective employment agreements (column (c)), target level (meeting budgeted EBITDA as approved by the board of directors) (column (d)), and the maximum level as stated in their respective employment agreements (column (e)); the restricted shares granted in 2008 to the Named Officers (column (f)); the stock options granted in 2008 to the Named Officers (column (g)); the exercise price of option awards which reflects the closing price of our stock on the date of grant (column (h)) and; the full grant date fair value of stock options and restricted stock computed under SFAS 123(R), granted to the Named Officers in 2008 (column (i)).

The 2007 Equity Award Plan provides for an aggregate of 3,000,000 shares of our common stock to be available for issue and awards to officers, key employees and non-employee directors. Options granted under the plan will have a term of no more than 10 years and an option price not less than the fair market value of our common stock at the time of grant. Under the plan, stock-based awards vest in four annual installments beginning on the date of grant and on subsequent anniversaries, assuming the continued employment of the Named Officer (except for Mr. Hewitt whose grants vest in three installments as required by his employment agreement). There are no terms that would cause the vesting period to accelerate unless the compensation committee approves it or if it is explicitly stated in the Named Officer’s employment agreement. The vesting date of all awards granted have been disclosed in the 2008 Outstanding Equity Awards at Fiscal Year End Table. Generally, the full grant date fair value is the amount that we would expense in its financial statements over the award’s vesting schedule. Fair value for stock options is calculated in accordance with SFAS 123(R). In measuring fair value, SFAS 123(R) distinguishes between vesting conditions related to our stock price (market conditions) and other non-stock price related conditions (service conditions). This amount reflects our accounting expense for the stock options, and most likely will not correspond to the actual value that will be recognized by the option holder, which depends solely on the achievement of the specified service period and the stock price on the date of exercise. For restricted stock, fair value is calculated using the closing price of our stock on the grant date. For stock options, fair value is calculated using the Black-Scholes value on the grant date. For additional information on the valuation assumptions, refer to Note 13 of our Annual Report on Form 10-K for the year-ended December 31, 2008, as filed with the SEC. These amounts reflect our accounting expense under SFAS 123(R) and do not correspond to the actual value that will be recognized by the Named Officers.

Grants of Plan-based Awards in 2008

								All Other		All Other
								Stock		Option
								Awards:		Awards:
		Estimated Possible Payouts			Estimated Possible Payouts			Number of		Number of
		Under Non-Equity Incentive			Equity Incentive			Shares of		Securities	Exercise	Grant Date
		Plan Awards			Plan Awards			Stock or		Underlying	or Base Price of	Fair Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Option of Awards	Stock and
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(f)		(g)	(h)	(i)

Thomas F. Hewitt	—	—	375,000	750,000	—	—	—	—		—	—	—
	2/28/2008	—	—	—	—	147,406	183,962	172,995	(1)	—	—	$858,055
Bruce A. Riggins	—	—	280,553	467,589	—	—	—	—		—	—	—
	2/28/2008	—	—	—	—	86,846	108,952	102,320		—	—	$507,507
Leslie Ng	—	—	152,009	304,017	—	—	—	—		—	—	—
	2/28/2008	—	—	—	—	59,707	74,458	70,032		—	—	$347,359
Samuel E. Knighton	—	—	227,194	401,958	—	—	—	—		—	—	—
	2/28/2008	—	—	—	—	77,736	94,060	89,163		—	—	$442,248
Christopher L. Bennett	—	—	147,500	295,000	—	—	—	—		—	—	—
	2/28/2008	—	—	—	—	59,139	73,750	69,367		—	—	$344,060

(1)	On February 28, 2008, Mr. Hewitt was granted 172,995 shares of restricted stock that will vest in three annual installments beginning on the date of the grant.

Outstanding Equity Awards at Fiscal Year-End for 2008

The following table provides information on the current holdings of stock option and restricted stock awards by the Named Officers. This table includes unexercised and unvested option awards and restricted stock awards. Each equity grant is shown separately for each Named Officer. Stock options and restricted stock awards granted prior to January 1, 2008, listed in the table below, vest ratably over three years after the grant date typically subject to continued service with us through each annual vesting date. Stock options and restricted stock granted under the 2007 Equity Award Plan vest in four annual installments beginning on the date of the grant (except for restricted stock grants to Mr. Hewitt which vest over three years pursuant to the terms of his employment agreement), see footnote one for those grants issued under the 2007 Equity Award Plan. The dates on the table represent the date of the final annual vesting with respect to each grant. The market value of unvested restricted stock awards reflected in “Market Value of Shares or Units of Stock That Have Not Vested” (column (h)) have been valued by multiplying the number of unvested restricted stock awards reflected in “Number of Shares or Units of Stock That Have Not Vested” (column (g)) by $0.69, or our closing stock price on December 31, 2008, the last trading day of the 2008 fiscal year. The “Vesting Date of Restricted Stock Awards” (column (i)) represent the date of the final annual vesting with respect to each grant. For additional information about option awards and stock awards, see the “Equity-Based Compensation” portion of our compensation discussion and analysis.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised	Option			Stock That		Stock That
	Options	Options	Exercise	Option	Vesting Date	Have Not		Have Not	Vesting Date of
	(#)	(#)	Price	Expiration	of Option	Vested		Vested	Restricted Stock
Name	Exercisable	Unexercisable	($)	Date	Award	(#)		($)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)

Thomas F. Hewitt	17,000	—	$4.58	4/4/2015	—	—		—	—
	—	—	—	—	—	20,000		$13,800	4/25/2009
	—	—	—	—	—	56,667	(1)	$39,100	4/12/2010
	—	—	—	—	—	172,995	(1)	$119,367	2/28/2011
Bruce A. Riggins	—	—	—	—	—	13,334		$9,200	4/17/2009
	—	—	—	—	—	37,500	(1)	$25,875	3/26/2011
	—	—	—	—	—	102,320	(1)	$70,601	2/28/2012
Leslie Ng	25,000	—	$4.65	9/26/2015	—	—		—	—
	16,667	8,333	$5.48	4/3/2016	—	—		—	—
	8,333	16,667	$6.23	3/26/2017	—	—		—	—
	—	—	—	—	—	6,667		$4,600	4/1/2009
	—	—	—	—	—	22,500	(1)	$15,525	3/26/2011
	—	—	—	—	—	70,032	(1)	$48,322	2/28/2012
Samuel E. Knighton	—	—	—	—	—	2,667		$1,840	4/1/2009
	—	—	—	—	—	9,000		$6,210	6/8/2009
	—	—	—	—	—	15,000	(1)	$10,350	3/26/2011
	—	—	—	—	—	89,163	(1)	$61,522	2/28/2012
Christopher L. Bennett	1,000	—	$15.95	2/4/2009	—	—		—	—
	—	—	—	—	—	6,667		$4,600	4/1/2009
	—	—	—	—	—	22,500	(1)	$15,525	3/26/2011
	—	—	—	—	—	69,367	(1)	$47,863	2/28/2012

(1)	Stock options and restricted stock granted under the 2007 Equity Award Plan vest in four annual installments beginning on the date of the grant (except for restricted stock grants to Mr. Hewitt which vest over three years pursuant to the terms of his employment agreement) and have a term of 10 years.

Option Exercises and Stock Vested for 2008

The following table provides information for the Named Officers on stock award expenses during 2008 including (1) the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized. The “Value Realized on Exercise” (column (c)) is based upon the closing market price on the day of exercise. The Value Realized on Vesting” (column (e)) is based upon the closing stock price on the vesting date.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Thomas F. Hewitt	—	—	33,333	$144,999
			20,000	$80,400
			28,333	$127,215
Bruce A. Riggins	—	—	13,333	$56,932
			12,500	$63,125
Leslie Ng	—	—	6,667	$13,601
			6,667	$32,668
			7,500	$37,875
Samuel E. Knighton	—	—	2,667	$13,068
			9,000	$30,960
			5,000	$25,250
Christopher L. Bennett	—	—	6,667	$32,668
			6,667	$32,668
			7,500	$37,875

Non-Qualified Deferred Compensation for 2008

The tables below provide information on the non-qualified deferred compensation plan of the Named Officers in 2008. The purpose of the plan is to offer participants deferred compensation benefits pursuant to Section 409A of the Internal Revenue Code and to supplement such participants’ retirement benefits under the plan sponsor’s tax-qualified retirement plan and other retirement programs. The plan is intended to be an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. During 2005, participant contributions were frozen during the year due to pending legislation to such plans being introduced by the IRS that year. A plan amendment was made in 2006 and participation has been reinstated for the plan.

The supplemental non-qualified deferred compensation plan allows participants the option to defer a percentage of their compensation, including base salary, non-equity cash incentives, and commissions, on a pre-tax basis into specific investment funds, with the potential opportunity to participate in the market appreciation of these investments. The funds provided within the plan are publicly traded funds, managed and administered by 3rd parties. In addition, the plan allows participants the option to withdraw their deferred compensation while they are still active in the plan as long as the election is made several years in advance. A participant (or his or her beneficiary) shall become entitled to receive, on or about the date or dates selected by the participant on his or her participant enrollment and election form or, if none, on or about the date of the participant’s termination of employment a distribution in an aggregate amount equal to the participant’s vested account. On his or her participant enrollment and election form, a participant may elect to receive some or all of each year’s deferrals and related earnings on a specific date prior to his or her separation from service. A maximum of three (3) distribution dates may be established and maintained by each participant. Alternatively, on his or her participant enrollment and election form, a participant may select payment or commencement of payment of his or her vested account to be made after his or her separation from service with us.

The following funds are available under the non-qualified deferred compensation plan from which participants may choose to invest:

2008
Fund Name (Ticker)	Return

JP Morgan Money Market (VPMXX)	2.65%
PIMCO Low Duration Admin (PLDAX)	(1.47)%
PIMCO Total Return Admin (PTRAX)	4.60%
T. Rowe Price Equity Income Shs (PRFDX)	(35.75)%
Vanguard 500 Index Inv (VFINX)	(37.02)%
Artisan Mid Cap Inv (ARTMX)	(44.13)%
AIM Small Cap Growth A (GTSAX)	(38.77)%
Putnam VT International Equity Class A (POVSX)	(44.84)%

The following table provides information on the non-qualified deferred compensation of the Named Officers in 2008:

Non-Qualified Deferred Compensation for 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in Last	Contributions in Last	Earnings in Last	Withdrawals /	Balance at Last
Name	Fiscal Year ($)	Fiscal Year ($)	Fiscal Year ($)	Distributions ($)	Fiscal Year-End ($)
(a)	(b)	(c)	(d)	(e)	(f)

Thomas F. Hewitt	—	—	—	—	—
Bruce A. Riggins(1)	14,963	8,246	(15,580)	—	34,322
Leslie Ng	—	—	—	—	—
Samuel E. Knighton(2)	24,467	—	(5,523)	—	18,944
Christopher L. Bennett(3)	11,800	6,336	(12,821)	10,997	23,052
Thomas F. Hewitt	—	—	—	—	—

(1)	Mr. Riggins’ balance includes a beginning balance from previous years’ activities, deferrals from his base salary and investment (losses) earnings on the deferral balance.

(2)	Mr. Knighton’s balance includes a deferrals from his base salary and investment (losses) earnings on the deferral balance.

(3)	Mr. Bennett’s balance includes a beginning balance from previous years’ activities, deferrals from his base salary and investment (losses) earnings on the deferral balance, less a distribution of $10,997 in accordance with his election prior to the date Mr. Bennett began the deferrals.

Potential Payments Upon Termination Of Employment

Our Named Officers are eligible for severance benefits under certain circumstances, as stated in their employment agreements. If the Named Officer’s employment is terminated by the Named Officer other than because of death, disability or for good reason (“Voluntary Retirement”), the Named Officer is not entitled to any termination benefits. If the Named Officer is terminated by us for cause, the Named Officer would not be eligible for any termination benefits. If the termination of employment is as a result of death or disability, we would pay the Named Officer or their estate a lump-sum payment equal to the Named Officer’s base salary through the termination date, plus a pro-rata portion of the Named Officer’s bonus for the fiscal year in which the termination occurred. In addition, we would pay the Named Officer or their estate, the equivalent of one (1) times the current annual base salary plus the preceding years’ bonus, as well as healthcare benefits for 18 months following the date of termination. All unvested stock options and restricted stock would vest immediately.

If the Named Officer’s employment is terminated by us without cause or if the Named Officer terminates the employment for good reason, we would pay the Named Officer a lump sum equal to the product of one (1) times the sum (or, in the case of Mr. Ng one and one-half times and in the case of Mr. Hewitt two times the sum) of (A) the

Named Officer’s annual base salary and (B) the amount of the Named Officer’s bonus for the preceding calendar year. These severance payment multipliers are based on discussions with outside compensation consulting firms of common severance multipliers used in the industry. In both circumstances, all of the Named Officer’s unvested stock options and restricted stock will immediately vest. In addition, we would reimburse the Named Officer for the cost of COBRA coverage, equivalent to coverage during the Named Officer’s term of employment, until the earlier of 18 months after the date of termination, or until the Named Officer receives benefits from a subsequent employer.

If the Named Officer is terminated as a result of change in control, the Named Officer would receive two (2) times the product of the sum, of the Named Officer’s current annual base salary and an amount equivalent to that of the Named Officer’s bonus for the preceding year. All unvested stock options and restricted stock would vest immediately. In addition, we would reimburse the Named Officer for the cost of COBRA coverage, equivalent to coverage during Named Officer’s term of employment, until the earlier of 18 months after the date of termination, or until the Named Officer receives benefits from another employer.

Should Mr. Hewitt be assessed an excise tax under section 280G of the Internal Revenue Code, in connection with accelerated termination payments for a change in control, the company will gross-up the termination payment equal to the amount of the assessed excise tax (subject to certain limitations). If payments made pursuant to a change in control are considered “parachute payments” under Section 280G of the Internal Revenue Code of 1986, then the sum of such parachute payments plus any other payments made by the Company to the Named Officer (other than Mr. Hewitt) which are considered parachute payments shall be limited to the greatest amount which may be paid to the Named Officer under Section 280G without causing any loss of deduction to the Company under such section; but only if, by reason of such reduction, the net after-tax benefit to the Named Officer shall exceed the net after-tax benefit if such reduction were not made. If our Named Offices were terminated or we experienced a change in control on December 31, 2008, we would make the following payments and provide the listed benefits.

The severance payments provided in each Named Officer’s employment agreement is based on the historical practice of the Company which was based on (i) discussions the Company had with its outside employment counsel with respect to common severance practices our outside employment counsel saw at its other publicly traded clients and (ii) the experience and knowledge of the members of our compensation committee. Prior to 2005, our severance packages for our CEO typically included a severance upon a change of control of three times the CEO’s annual base salary and prior year’s bonus. This was reduced to two years at the direction of the compensation committee when we negotiated Mr. Hewitt’s employment agreement.

We vest our Named Officers in their unvested restricted stock upon termination without cause because, under our historical practice of granting restricted stock and pursuant to the terms of our 2008 Restricted Stock Plan, grants are based on our performance and the performance of our Named Officers during the previous year. As a retention tool, we vest the restricted stock over four years (three years for Mr. Hewitt) following the date of grant; however, if we terminate the Named Officer without cause, we believe it is appropriate to vest the Named Officer for the unvested shares since they relate to the Named Officer’s past performance.

			Acceleration and
			Continuation of
		Continuation of	Equity Awards
	Cash	Medical/Welfare	(Unamortized	Total
	Severance	Benefits	Expense as of	Termination
	Payment	(Present Value)	12/31/08)	Benefits
Name/Scenario	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

Thomas F. Hewitt
- Voluntary retirement	—	—	—	—
- Termination for cause	—	—	—	—
- Death or disability	625,000	9,803	857,500	1,492,303
- Termination without cause or for good reason	1,250,000	14,705	857,500	2,122,205
- Change in control	1,250,000	14,705	857,500	2,122,205
Bruce A. Riggins
- Voluntary retirement	—	—	—	—
- Termination for cause	—	—	—	—
- Death or disability	428,268	14,345	596,029	1,038,642
- Termination without cause or for good reason	428,268	21,518	596,029	1,045,815
- Change in control(1)	856,536	21,518	596,029	1,474,083
Leslie Ng
- Voluntary retirement	—	—	—	—
- Termination for cause	—	—	—	—
- Death or disability	380,896	13,346	403,067	797,309
- Termination without cause or for good reason(2)	571,344	20,019	403,067	994,430
- Change in control(1)	761,792	20,019	403,067	1,184,878
Samuel E. Knighton
- Voluntary retirement	—	—	—	—
- Termination for cause	—	—	—	—
- Death or disability	405,331	14,978	451,509	871,818
- Termination without cause or for good reason	405,331	22,467	451,509	879,307
- Change in control(1)	810,662	22,467	451,509	1,284,638
Christopher L. Bennett
- Voluntary retirement	—	—	—	—
- Termination for cause	—	—	—	—
- Death or disability	344,167	12,315	385,291	741,773
- Termination without cause or for good reason	344,167	18,473	385,291	747,931
- Change in control(1)	688,334	18,473	385,291	1,092,098

(1)	As stated in the Named Officer’s respective employment agreement, the Company would have elected, as of December 31, 2008, to reduce the total compensation awarded to the Named Officer upon a change in control to the nearest amount allowable and deductible so as not to trigger an excise tax payable by the Named Officer or a loss of a deduction otherwise permitted by the Company under Section 280G and Section 4999 of the Internal Revenue Code.

(2)	As stated in Leslie Ng’s employment agreement, if his employment is terminated by us without cause or if the Named Officer terminates the employment for good reason, we would pay him a lump sum equal to the product of one and one-half (1.5) times the sum of (A) his annual base salary and (B) the amount of his bonus for the preceding calendar year.

Director Compensation for 2008

All independent, non-employee directors received cash compensation for board and committee service as presented in “Fees Earned or Paid in Cash” (column (b)). In addition, all non-employee directors received an annual equity award following the Annual Meeting. Directors are reimbursed for expenses incurred to attend board and committee meetings. Directors do not have retirement plans or receive any benefits such as life or medical insurance. Directors who are employees of us receive no additional compensation for serving as directors.

Through September 30, 2006, our directors, other than Mr. Whetsell, who were not our employees or employees of our subsidiaries, were paid an annual fee of $20,000, and Mr. Whetsell, as Chairman until his resignation effective March 31, 2009, received an annual fee of $40,000. Beginning October 1, 2006, following the review and recommendation of FPL Associates, our directors, other than Mr. Whetsell, who are not our employees or employees of our subsidiaries are paid an annual fee of $35,000, and Mr. Whetsell, our Chairman until his resignation effective March 31, 2009, receives an annual fee of $70,000. Also, beginning October 1, 2006, we pay an additional annual fee of $15,000 to the audit committee chairperson and $5,000 to the chairpersons of the compensation committee, the corporate governance and nominating committee and the investment committee. During all of 2008, each non-employee director was paid $1,250 for attendance in person at each meeting of our board of directors; $1,000 for attendance in person at each meeting of a committee of our board of directors of which the director is a member and $500 for each telephonic meeting of our board of directors or a committee of which the director is a member. Non-employee directors may elect to receive all or a portion of their annual fees in shares of our common stock rather than cash. Directors who are our employees do not receive any fees for their service on the board of directors or committees. We reimburse all directors for their out-of-pocket expenses in connection with their service on the board of directors. Effective January 16, 2009, the board of directors has decided to reduce their annual board fee for 2009 by 25%.

Prior to 2007, under our non-employee directors’ incentive plan, each non-employee director was awarded an option to purchase 7,500 shares of our common stock upon initial commencement of service as a director, whether by appointment or initial election. The exercise price of option grants is 100% of the fair market value of our common stock on the date of grant, and options will vest in three equal annual installments. The exercise price may be paid in cash, cash equivalents acceptable to the compensation committee of the board, our common stock or any combination of them. Options granted under this plan, once vested, will be exercisable for ten years from the date of grant. Upon termination of service as a director, options which have not vested will be forfeited, and vested options may be exercised until they expire. All options will vest upon a change in control of our Company. Beginning in 2007 and pursuant to our 2007 Equity Award Plan, directors are granted restricted stock on the first business day after our Annual Stockholder’s meeting having a value equal to $15,000 based on the closing price of our common stock on the date of such grant. On May 22, 2008, each of our directors was granted 4,167 restricted shares. The restricted shares granted to our directors vest over four years with one-quarter of each grant vesting on each of the first four anniversaries of the date of such grant. In January 2009 the board of directors decided to eliminate the annual stock grants for directors for 2009 which are historically granted the day after the Company’s Annual Meeting.

The following table below provides information concerning compensation for the one year period ended December 31, 2008 in reference to the eight non-employee members of the board of directors:

Director Compensation for 2008

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Paul W. Whetsell(1)	79,000	6,036	2,735	—	—	—	87,771
Karim J. Alibhai(2)	11,000	—	—	—	—	—	11,000
Ronald W. Allen	48,208	6,036	10,449	—	—	—	64,693
H. Eric Bolton	46,500	6,036	7,355	—	—	—	59,891
James F. Dannhauser	54,400	6,036	5,342	—	—	—	65,878
Leslie R. Doggett	45,750	6,036	2,594	—	—	—	54,380
James B. McCurry	63,000	6,036	2,594	—	—	—	71,630
John J. Russell, Jr.	52,000	6,036	2,594	—	—	—	60,630

(1)	Mr. Whetsell resigned from our board of directors on March 31, 2009.

(2)	Mr. Alibhai resigned from our board of directors on April 9, 2008.

The following relates to the option awards outstanding for non-employee directors:

		Grant Date Fair	Securities Underlying	Securities Underlying
		Value of Option	Unexercised Options	Unexercised Options
Name		Award	(#)	(#)
(a)	Grant Date	($)	Exercisable	Unexercisable

Paul W. Whetsell(1)	6/3/05	$8,315	5,000	—
	6/2/06	$11,308	3,333	1,667
Karim J. Alibhai(2)	8/1/02	$11,625	7,500	—
	6/11/03	$7,647	5,000	—
	5/28/04	$8,613	5,000	—
	6/3/05	$4,607	3,333	—
	6/2/06	$3,313	1,667	—
Ronald W. Allen	8/24/06	$46,237	5,000	2,500
H. Eric Bolton	5/4/07	$18,763	2,500	5,000
James F. Dannhauser	5/22/06	$16,535	5,000	2,500
	6/2/06	$11,308	3,333	1,667
Leslie R. Doggett	10/23/01	$2,325	1,500	—
	8/1/02	$11,625	7,500	—
	6/11/03	$7,647	5,000	—
	5/28/04	$8,613	5,000	—
	6/3/05	$7,374	5,000	—
	6/2/06	$11,308	3,333	1,667
James B. McCurry	5/11/99	$1,550	1,000	—
	5/18/00	$1,550	1,000	—
	6/14/01	$1,550	1,000	—
	8/1/02	$11,625	7,500	—
	6/11/03	$7,647	5,000	—
	5/28/04	$8,613	5,000	—
	6/3/05	$7,374	5,000	—
	6/2/06	$11,308	3,333	1,667
John J. Russell, Jr.	8/1/02	$11,625	7,500	—
	6/11/03	$7,647	5,000	—
	5/28/04	$8,613	5,000	—
	6/3/05	$7,374	5,000	—
	6/2/06	$11,308	3,333	1,667

(1)	Mr. Whetsell resigned from our board of directors on March 31, 2009.

(2)	Mr. Alibhai resigned from our board of directors on April 9, 2008.

THE AUDIT COMMITTEE REPORT

The audit committee of our board of directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the independence criteria under Section 301 of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules. The audit committee operates under a written charter approved by our board of directors.

Management is responsible for our internal control over financial reporting and financial reporting process. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements on internal control over financial reporting in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In performing these responsibilities, the audit committee necessarily relies on the work and assurances of our management and KPMG.

In connection with these responsibilities, the audit committee reviewed and discussed with management and KPMG the December 31, 2008 financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting. The audit committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communications with audit committees). The audit committee also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), and the audit committee discussed with KPMG the firm’s independence.

Based upon the audit committee’s discussions with management and KPMG, and the audit committee’s review of the representations of management and KPMG, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

The Audit Committee

James B. McCurry — Chair
H. Eric Bolton
John J. Russell, Jr.
Christopher S. Shackelton

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our Business Code of Conduct covers transactions and other activities by our directors and employees and those of our subsidiaries that give rise to conflicts of interest. The conflicts of interest policy in the Business Code of Conduct requires the prior approval of, among other things, transactions by the employee or director with (and employment with or substantial investments in) an enterprise that is a present or potential supplier, customer or competitor, or that engages or may engage in any other business with us. Any waivers of the Business Code of Conduct relating to members of our board of directors must be approved by the independent members of our board of directors upon the recommendation of the corporate governance and nominating committee. As a Delaware corporation, we are also subject to the requirement for disinterested director or shareholder approval of transactions by us with our directors and officers, as set forth in Section 144 of the Delaware General Corporation Law.

Transactions involving our Chairman

Mr. Paul W. Whetsell was the Chairman of our board of directors until he resigned from our board effective March 31, 2009. In June 2006, Mr. Whetsell formed, as its sole stockholder, CapStar Hotel Company, an owner of hospitality real estate. As approved by our board of directors, CapStar currently uses a portion of our corporate office space in Arlington, Virginia, and reimburses us for our allocated lease cost of such space along with other costs we reasonably allocate to CapStar in connection with its operations out of our offices including IT, parking and standard office supplies and services. During 2008, CapStar paid us $112,000 for the use of our space and services.

In January 2007, CapStar formed a joint venture with Lehman Brothers Inc. to acquire the Hilton Garden Inn Waltham in Waltham, Massachusetts and the Copley Square Hotel in Boston, Massachusetts. On the date each hotel was acquired, the CapStar/Lehman joint venture entered into a management agreement with us. The terms of the management agreement were approved by the corporate governance and nominating committee of our board of directors prior to our execution of the management agreements. In 2008, we earned $116,000 in management fees from these hotels.

Transactions with Entities Affiliated with our Directors

We manage the Marriott Pittsburgh in Pittsburgh, Pennsylvania pursuant to a management agreement with a hotel owner which is 5.5% owned by an affiliate of Mr. Alibhai, who was one of our directors until his resignation on April 9, 2008. An affiliate of Mr. Alibhai is also acting as the asset manager of the hotel. Mr. Alibhai is not personally involved in the asset management responsibilities of the hotel. In 2008, we earned $309,000 in management fees from properties owned by this joint venture.

Mr. Shackelton is a managing partner and co-founder of Coliseum Capital Management, LLC, a private investment partnership that is currently Interstate’s largest stockholder. In connection with Mr. Shackelton joining our board of directors, we executed an agreement with Coliseum and certain of its affiliates whereby we agreed to support Mr. Shackelton joining our board of directors and Coliseum agreed to certain standstill provisions relating to transactions involving our common stock. A copy of that agreement was attached to the Form 8-K we filed with the SEC on February 13, 2009.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 20, 2009 by (i) all persons known by us to own beneficially more than 5% of our common stock, (ii) each director who is a stockholder, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

	Shares
	Beneficially Owned
Name & Address of Beneficial Owner	Number	Percentage

Holders of 5% or more of our Common Stock:
Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, LP, Adam Gray and Christopher Shackelton(1)	3,740,743	11.17%
Renaissance Technologies LLC and James H. Simons(2)	2,362,400	7.06%
Horacio Rozenblum(3)	2,220,624	6.63%
Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc.(4)	2,229,000	6.66%
TLG Partners, LP, TLP Capital Investment, LLC and Timothy Griffith(5)	2,036,700	6.08%
Dimensional Fund Advisors LP(6)	2,043,872	6.10%
DUMAC, LLC, Blackwell Partners, LLC, Duke University and The Duke Endowment(7)	1,671,000	4.99%
Executive Officers and Directors:
Ronald W. Allen(8)	21,692	*
Christopher L. Bennett(9)	173,059	*
H. Eric Bolton(10)	11,692	*
James F. Dannhauser(11)	19,192	*
Leslie R. Doggett(12)	35,692	*
Thomas F. Hewitt(13)	615,814	1.84%
Samuel E. Knighton(14)	175,006	*
Denis S. McCarthy(15)	81,756	*
James B. McCurry(16)	37,192	*
Leslie Ng(17)	382,316	1.14%
Bruce A. Riggins(18)	286,796	*
John J. Russell, Jr.(19)	34,192	*
Christopher S. Shackelton(1)	3,740,743	11.17%
Executive officers and directors as a group (13 persons)	5,615,142	16.77%

Notes:

*	Represents less than 1% of the class.

(1)	Beneficial ownership information is based on the Schedule 13D filed by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, LP, Adam Gray and Christopher Shackelton (located at 825 Third Avenue, 36th Floor, New York, NY 10022) on February 17, 2009.

(2)	Beneficial ownership information is based on the Schedule 13G/A filed by Renaissance Technologies LLC and James H. Simons (located at 800 Third Avenue, New York, NY 10022) on February 13, 2009.

(3)	Beneficial ownership information is based on the Schedule 13G filed by Horacio Rozenblum (located at San Martin 140, 4th Floor, Buenos Aires, Argentina 1004) on March 20, 2009.

(4)	Beneficial ownership information is based on the Schedule 13G/A filed by Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. (located at 401 LaSalle Street, Chicago, IL 60605) on February 13, 2009. Keeley Asset Management Corp. and Keeley Small Cap Value Fund share beneficial ownership over the same 2,225,000 shares, and Keeley Asset Management Corp. beneficially owns an additional 4,000 shares.

(5)	Beneficial ownership information is based on the Schedule 13G filed by TLG Partners, LP, TLP Capital Investment, LLC and Timothy Griffith (located at 4131 North Central Expressway, Suite 800, Dallas, TX 75204) on February 12, 2009. TLG Partners, LP, TLP Capital Investment, LLC and Timothy Griffith share beneficial ownership over the same 2,036,700 shares, and Timothy Griffith beneficially owns an additional 29,750 shares.

(6)	Beneficial ownership information is based on the Schedule 13G/A filed by Dimensional Fund Advisors LP (located at Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746) on February 5, 2009.

(7)	Beneficial ownership information is based on the Schedule 13G filed by DUMAC, LLC, Blackwell Partners, LLC, Duke University and The Duke Endowment (located at 406 Blackwell Street, Suite 300, Durham, NC 27701) on January 26, 2009.

(8)	Beneficial ownership includes 5,000 vested options and 6,061 shares of unvested restricted stock.

(9)	Beneficial ownership includes 114,867 shares of unvested restricted stock.

(10)	Beneficial ownership includes 5,000 vested options and 6,061 shares of unvested restricted stock.

(11)	Beneficial ownership includes 12,500 vested options and 6,061 shares of unvested restricted stock.

(12)	Beneficial ownership includes 29,000 vested options and 6,061 shares of unvested restricted stock.

(13)	Beneficial ownership includes 17,000 vested options and 282,911 shares of unvested restricted stock.

(14)	Beneficial ownership includes 152,650 shares of unvested restricted stock.

(15)	Beneficial ownership includes 65,767 shares of unvested restricted stock.

(16)	Beneficial ownership includes 30,500 vested options and 6,061 shares of unvested restricted stock.

(17)	Beneficial ownership includes 66,667 vested options and 124,285 shares of unvested restricted stock. This amount does not include the 25,000 shares indirectly held by Blue Cougar Investments, LLC, of which Mr. Ng beneficially owns 50%, and as disclosed in the Form 4 filed by Mr. Ng on May 21, 2008.

(18)	Beneficial ownership includes 180,443 shares of unvested restricted stock.

(19)	Beneficial ownership includes 27,500 vested options and 6,061 shares of unvested restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of the issued and outstanding shares of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us copies of all Section 16(a) forms they file.

Based on a review of the copies of the forms furnished to us or representations by reporting persons, all of the filing requirements applicable to our officers, directors and greater than 10% stockholders were met for fiscal year 2008 except for the Forms 3 and 4 filed by Coliseum Capital Management, LLC on August 13, 2008, the Forms 3 and 4 filed by Coliseum Capital, LLC on February 3, 2009, the Forms 3 and 4 filed by Coliseum Capital Partners, LP on February 5, 2009, a Form 4 filed by Mr. McCarthy on August 19, 2008, and a Form 4 filed by Mr. Ng on November 12, 2008.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call us to request a separate copy of these materials from Christopher L. Bennett, Secretary, at Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203. Similarly, stockholders sharing an address with another stockholder who have received multiple copies of our proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

MISCELLANEOUS

Annual Report

Our annual report, including financial statements for the fiscal year ended December 31, 2008, is being provided to each stockholder with this proxy statement.

Stockholder Proposals for Next Annual Meeting

If any of our stockholders intend to present a proposal for consideration at our next Annual Meeting of Stockholders and wishes to have such proposal in the proxy statement distributed by our board of directors with respect to such meeting, such proposal must be received at our principal executive offices located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, Attention: Christopher L. Bennett, Secretary, not later than the 120th day prior to the first anniversary of the date of this year’s proxy statement. Accordingly, a stockholder nomination or proposal intended to be included in the proxy statement for consideration at the 2010 Annual Meeting must be received by the Secretary prior to the close of business on February 16, 2010. In accordance with our bylaws, assuming the 2010 Annual Meeting of Stockholders is held on June 1, 2010, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act (which we will not be required to include in our proxy material) must be submitted not later than April 2, 2010, and not earlier than March 3, 2010; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed.

Other Matters

Our board of directors does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting of Stockholders. The affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting or any adjournment thereof and actually voted would be required with respect to any such other matter that is properly presented and brought to a stockholder vote.

Christopher L. Bennett
Secretary
April 30, 2009

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2008, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO CHRISTOPHER L. BENNETT, SECRETARY, INTERSTATE HOTELS & RESORTS, INC., 4501 N. FAIRFAX DRIVE, ARLINGTON, VIRGINIA 22203.

ANNEX A

INTERSTATE HOTELS & RESORTS, INC.

AUDIT COMMITTEE CHARTER

I.	Purpose

The primary objective of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (a) the financial statements and other financial information provided by the Company to its stockholders, the public and others, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditors.

Although the Audit Committee has the powers and responsibilities set forth in this Charter, the role of the Audit Committee is oversight. The members of the Audit Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Audit Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

II.	Organization

The Audit Committee shall consist of three or more directors, each of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act, the New York Stock Exchange and any other regulatory requirements.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee.

The Audit Committee may form and delegate authority to subcommittees when appropriate.

III.  Meetings

The Audit Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. As part of its job to foster open communication, the Audit Committee shall meet at least quarterly with management, the chief internal auditor and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

The members of the Audit Committee shall select a chair who will preside at each meeting of the Audit Committee and, in consultation with the other members of the Audit Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting. In addition, at the first meeting of the Audit Committee to be held upon its formation and at each first meeting held following the annual meeting of shareholders (the “First Meeting”), the chair, in consultation with the other members of the Audit Committee, shall determine the list of items to be addressed by the Audit Committee during the coming year (the “Annual Agenda”).

The members of the Audit Committee shall select a chair who will preside at each meeting of the Audit Committee and, in consultation with the other members of the Audit Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting. In addition, at the first meeting of the Audit Committee to be held upon its formation and at each first meeting held following the annual meeting of shareholders (the “First Meeting”), the chair, in consultation with the other members of the Audit Committee, shall determine the list of items to be addressed by the Audit Committee during the coming year (the “Annual Agenda”).

IV.	Authority and Responsibilities

In recognition of the fact that the independent auditors are ultimately accountable to the Audit Committee, the Audit Committee shall have the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors for stockholder approval), and shall approve all audit engagement fees and terms and all non- audit engagements with the independent auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities.

To fulfill its responsibilities, the Audit Committee shall:

With respect to the independent auditors:

1.	Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work.

2.	Have the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services to be provided by the independent auditors and (b) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act, and in connection therewith to approve all fees and other terms of engagement. The Audit Committee shall also review and approve disclosures required to be included in Securities and Exchange Commission periodic reports filed under Section 13(a) of the Securities Exchange Act with respect to non-audit services.

3.	Review on an annual basis the performance of the independent auditors.

4.	Ensure that the independent auditors submit to the Audit Committee on an annual basis a written statement consistent with Independent Standards Board Standard No. 1, discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and satisfy itself as to the independent auditors’ independence.

5.	At least annually, obtain and review an annual report from the independent auditors describing (a) the independent auditors’ internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

6.	Confirm that the lead audit partner and the audit partner responsible for reviewing the audit, has not performed audit services for the Company for each of the five previous fiscal years.

7.	Review all reports required to be submitted by the independent auditors to the Audit Committee under Section 10A of the Securities Exchange Act.

8.	Review, based upon the recommendation of the independent auditors and the chief internal auditor, the scope and plan of the work to be done by the independent auditors.

With respect to the annual financial statements:

9.	Review and discuss with management, the internal audit group and the independent auditors the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

10.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

11.	Recommend to the Board, if appropriate, that the Company’s annual audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

12.	Prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement and any other reports of the Audit Committee required by applicable securities laws or stock exchange listing requirements or rules.

With respect to quarterly financial statements:

13.	Review and discuss with management, the internal audit group and the independent auditors the Company’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the independent auditors’ review of the quarterly financial statements, prior to submission to stockholders, any governmental body, any stock exchange or the public.

Annual reviews:

14.	Obtain and review an annual report from management relating to the accounting principles used in the preparation of the Company’s financial statements, including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof.

Periodic reviews:

15.	Periodically review separately with each of management, the independent auditors and the internal audit group (a) any significant disagreement between management and the independent auditors or the internal audit group in connection with the preparation of the financial statements, (b) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and (c) management’s response to each.

16.	Periodically discuss with the independent auditors, without management being present, (a) their judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Company’s financial statements.

17.	Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent auditors, management or the internal audit group. Review with the independent auditors, management and the internal audit group, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented.

18.	Review and discuss with management, the internal audit group, the independent auditors and the Company’s in-house and independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including applicable changes in accounting standards or rules.

Discussions with management:

19.	Review and discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

20.	Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

21.	Review and discuss with management the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies.

With respect to the internal audit function and internal controls:

22.	Review, based upon the recommendation of the independent auditors and the chief internal auditor, the scope and plan of the work to be done by the internal audit group.

23.	Review and approve the appointment and replacement of the Company’s chief internal auditor.

24.	Review on an annual basis the performance of the internal audit group.

25.	In consultation with the independent auditors and the internal audit group, review the adequacy of the Company’s internal control structure and procedures designed to insure compliance with laws and regulations, and discuss the responsibilities, budget and staffing needs of the internal audit group.

26.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding the questionable accounting or auditing matters.

27.	Review (i) the internal control report prepared by management, including management’s assessment of the effectiveness of the Company’s internal control structure and procedures for financial reporting and (ii) the independent auditors’ attestation, and report, on the assessment made by management.

Other:

28.	Review and approve all related-party transactions.

29.	Review and approve (a) any change or waiver in the Company’s code of ethics for senior financial officers and (b) any disclosure made on Form 8-K regarding such change or waiver.

30.	Establish a policy addressing the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account. 31. Review and reassess the adequacy of this Charter annually and recommend to the Board any changes deemed appropriate by the Audit Committee.

32.	Review its own performance annually.

33.	Report regularly to the Board.

34.	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

V.	Resources

The Audit Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for the purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Audit Committee.

ANNEX B

INTERSTATE HOTELS & RESORTS, INC.

BOARD OF DIRECTORS CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

A majority of directors of Interstate Hotels & Resorts, Inc. (the “Company”) must be independent. The following categorical standards meet all of the requirements contained in the New York Stock Exchange Listed Company Manual and add certain additional requirements established by the board of directors of the Company.

A director who meets all of the following categorical standards shall be presumed to be “independent”:

•	During the past three years, the Company has not employed the director, and has not employed (except in a non-officer capacity) any of his or her immediate family members.

•	During any twelve-month period within the past three years, neither the director nor any of his or her immediate family members has received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation (provided such compensation is not contingent in any way on continued service).

•	During the past three years, the director has not been employed (or affiliated with) the Company’s present or former internal or external auditors, nor has any of his or her immediate family members been so employed or affiliated in a professional capacity.

•	During the past three years, neither the director, nor any of his or her immediate family members, has been employed by a company where an executive officer of the Company serves on such company’s compensation (or equivalent) committee.

•	The director does not (directly or indirectly as a partner, shareholder or officer of another company) provide consulting, legal or financial advisory services to the Company or the Company’s present or former auditors.‡

•	During the past three years, the director has not been an employee or executive officer, nor has any of his or her immediate family members been an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year of such company, exceeds, the greater of $1 million or 2% of such company’s consolidated gross revenues.

•	During the past three years, the director has not had a personal services contract with the Company, its chairman, chief executive officer or other executive officer, or any affiliate of the Company.‡

•	During the past three years, the director has not been an employee, officer or director of a foundation, university or other non-profit organization to which the Company gave directly, or indirectly through the provision of services, more than $100,000 per annum or 2% of the total annual donations received (whichever is less).‡

•	The director does not, either directly or indirectly as a partner, shareholder or officer of another company, own more than 5% of the Company’s common stock.‡

•	The director does not, either directly or indirectly as a partner, shareholder or officer of another company, have material ownership interests in hotel properties that have paid management fees in excess of $1,000,000 to the Company during any twelve-month period within the past three years.‡

•	The director is not an employee, officer or director of a principal lender of the Company.‡

For directors who do not meet the above criteria, the determination of whether a director is independent or not, shall be made by the directors who satisfy the independence standards set forth above and those who have previously been determined to be independent. Any determination of independence for a director who does not meet the above standards must be disclosed and specifically explained.

‡	Not required by NYSE Section 303A.

B-1

INTERSTATE HOTELS & RESORTS, INC. 4501 NORTH FAIRFAX DRIVE SUITE 500 ARLINGTON, VA 22203 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Interstate Hotels & Resorts, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Interstate Hotels & Resorts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M13297-P79847 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INTERSTATE HOTELS & RESORTS, INC. The Board of Directors recommends votes “FOR” the ratification of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009, and “FOR” all director nominees, all as more fully set forth in the accompanying Proxy Statement. 1. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm 2. for the Company for the fiscal year ending December 31, 2009. For Against Abstain 0 0 0 2. Election/re-election as directors of the Company to serve three-year terms expiring at the Annual Meeting in 2012 or until their successors are duly elected and qualified. For Against Abstain 2a. Ronald W. Allen 0 0 0 2b. H. Eric Bolton 0 0 0 2c. Christopher S. Shackelton 0 0 0 Please sign exactly as the name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation or other entity, please sign in full entity name by a duly authorized officer. 0 For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend the Annual Meeting of Stockholders on June 17, 2009. 0 0 Yes NoSignature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M13298-P79847 PROXY INTERSTATE HOTELS & RESORTS, INC. 4501 N. FAIRFAX DRIVE ARLINGTON, VIRGINIA 22203 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS The undersigned stockholder of Interstate Hotels & Resorts, Inc., a Delaware corporation (the “Company”), hereby appoints Thomas F. Hewitt and Christopher L. Bennett, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, located at 4501 N. Fairfax Drive, Suite 500, Arlington, Virginia, 22203, on June 17, 2009, at 10:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers as if physically present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “For All” the director nominees and “FOR” the proposal as described in the Proxy Statement and in the discretion of the Proxyholder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected or re-elected. In the event any director nominee is unable to serve or for good cause will not serve, the proxies may vote for the election of a substitute nominee designated by the Board of Directors. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPT LY. YOU M AY USE THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. Address Changes/Comments: SEE REVERSE SIDE (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE